Filed Pursuant to Rule 424(b)(5)
Registration No. 333-90364

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 12, 2002)

3,250,000 Shares

Correctional Properties Trust

Common Shares of Beneficial Interest

$25.50 per share

          We are selling 3,250,000 common shares of beneficial interest. We have granted the underwriters an option to purchase up to 487,500 additional common shares to cover over-allotments.

      Our common shares are listed on the New York Stock Exchange under the symbol “CPV.” The last reported sale price of our common shares on the New York Stock Exchange on July 17, 2003 was $26.02 per share.

       Investing in our common shares involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and page 2 of the accompanying prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$25.50	$82,875,000
Underwriting Discount	$1.33875	$4,350,938
Proceeds to Correctional Properties Trust (before expenses)	$24.16125	$78,524,062

      The underwriters expect to deliver the common shares to purchasers on or about July 23, 2003.

Citigroup

Banc of America Securities LLC

July 17, 2003

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
SUMMARY
Correctional Properties Trust
The Offering
Recent Developments
Selected Consolidated Financial Data
Capitalization
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST
PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
CORRECTIONAL PROPERTIES TRUST
RECENT DEVELOPMENTS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
THE SECURITIES
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
Description of Common Shares
Description of Preferred Shares
Description of the Depositary Shares
Description of Debt Securities
Description of Warrants
Ownership Limitations
FEDERAL INCOME TAX CONSEQUENCES
Taxation of Correctional Properties as a REIT
Taxation of U.S. Shareholders
Taxation of Tax-Exempt Shareholders
U.S. Taxation of Non-U.S. Shareholders
Information Reporting and Backup Withholding Tax Applicable to Shareholders
Other Tax Consequences for Correctional Properties and Our Shareholders
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Prospectus Supplement
About This Prospectus	ii
Forward-Looking Statements	ii
Summary	S-1
Risk Factors	S-14
Use of Proceeds	S-18
Description of Common Shares of Beneficial Interest	S-19
Provisions of Maryland Law and of Our Declaration of Trust and Bylaws	S-19
Material Federal Income Tax Considerations	S-25
Underwriting	S-39
Legal Matters	S-41
Experts	S-41
Where You Can Find More Information	S-41
Information Incorporated by Reference	S-41
Accompanying Prospectus
Where You Can Find More Information	ii
Information Incorporated by Reference	ii
Forward-Looking Statements	iii
About This Prospectus	1
Correctional Properties Trust	1
Recent Developments	1
Risk Factors	2
Ratio of Earnings to Fixed Charges	10
Use of Proceeds	10
The Securities	11
Description of Shares of Beneficial Interest	11
Federal Income Tax Consequences	24
Other Tax Consequences for Correctional Properties and our Shareholders	36
Plan of Distribution	36
Legal Opinions	38
Experts	38

i

ABOUT THIS PROSPECTUS

      We are providing information to you about this offering of our common shares in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering and updates certain information in the accompanying prospectus. The second part is the accompanying prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. The terms “Company,” “we,” “our” and “us” refer to Correctional Properties Trust, unless the context suggests otherwise. The term “you” refers to a prospective investor.

      To the extent that any subject matter is addressed in both this prospectus supplement and the accompanying prospectus, the information contained in this prospectus supplement supersedes the information contained in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

      Certain matters discussed in this prospectus and the information incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about the business marketplace in which we operate. It also includes management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, or Future Factors, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      Future Factors include increasing price and product/service competition by foreign and domestic competitors, including new entrants in the marketplace; the mix of possible future tenants as it relates to other private operators and governmental entities; governmental and public policy changes; reliance on a single tenant for a significant portion of revenue; interest rate risk; continued availability of financing at rates less than tenant lease rates; rental rates sufficient to make acquisitions feasible; continued ability to pay a dividend; reliance upon a single property type for our development or acquisitions; and financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic economic conditions, including interest rate fluctuations, and other Future Factors. These Future Factors as well as the factors under the heading “Risk Factors” beginning on page S-14 of this prospectus supplement and page 2 of the accompanying prospectus could cause events and actual results to differ materially from those set forth or contemplated in the forward-looking statements. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect our actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each factor on our business.

ii

SUMMARY

      The following is only a summary. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read this summary together with the more detailed information elsewhere in this prospectus and the information incorporated by reference in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters have not exercised their over-allotment option.

Correctional Properties Trust

General

      We are a fully integrated, self-administered and self-managed real estate investment trust or REIT that acquires correctional and detention facilities from both private prison operators and government entities. We lease our facilities to tenants that are experienced correctional and detention facility operators under long-term, non-cancelable, triple-net leases (leases where the tenant is required to pay all operating expenses, taxes, insurance, structural and non-structural repairs and other costs). We lease our two North Carolina correctional facilities directly to the State of North Carolina. All of our other tenants operate detention facilities under management services or operating agreements with various federal, state and local governmental authorities, including:

Immigration and Naturalization Service	Oklahoma Department of Corrections
Karnes County, Texas	Essex County, New Jersey
Lea County, New Mexico	Union County, New Jersey
Broward County, Florida Sheriff’s Office	New Jersey Department of Corrections
California Department of Corrections

      As of June 30, 2003, we owned and leased fourteen correctional and detention facilities in ten states. The aggregate purchase price of our facilities was approximately $293 million. Eleven of our facilities are located in eight states and leased to and operated by Wackenhut Corrections Corporation (NYSE: WHC) and its affiliates. These facilities accounted for 72.0% of our annualized rent as of June 30, 2003. Two of our facilities, which accounted for 20.0% of our annualized rent as of June 30, 2003, are leased to the State of North Carolina, and are operated by the North Carolina Department of Correction. The remaining facility, which accounted for 8.0% of our annualized rent as of June 30, 2003, is located in the State of New Jersey and leased to and operated by Community Education Centers. We are currently the only publicly-traded REIT which focuses exclusively on the acquisition and ownership of correctional and detention facilities. As of June 30, 2003, the aggregate design capacity of our facilities was 8,008 beds.

      We were formed in February 1998 as a Maryland REIT to capitalize on the growing trend toward privatization in the corrections industry. We completed our initial public offering on April 28, 1998. Our principal executive offices are located at 3300 PGA Boulevard, Suite 750, Palm Beach Gardens, Florida 33410. Our telephone number is (561) 630-6336. So long as we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the net income that we distribute to our shareholders.

Operating and Investment Philosophy

      Our business objectives are to maximize funds from operations and cash available for distribution to shareholders. We strive to achieve these objectives by:

•	pursuing investment opportunities with government entities as well as private prison owners and operators for the acquisition and lease back of correctional and detention facilities,

•	working with tenants to identify opportunities to expand existing and newly acquired facilities, and

•	structuring facility leases where possible to include rent escalation provisions which provide for annual increases in rent.

      We seek to create shareholder value by focusing on a strategy that takes advantage of the potential in the privatized corrections sector in the United States. Our strategy is based on our belief that the privatized corrections sector has the potential for substantial growth in the United States because of:

•	increases in the need for additional correctional and detainee beds,

•	decreases in the availability of capital for new correctional and detention facilities, and

•	a growing acceptance of the trend toward privatization in the corrections industry.

Growth Strategy

Acquisition Opportunities

      We believe that, because of the increasing demand for additional correctional beds and the demand for capital to finance new facilities, opportunities exist to acquire correctional and detention facilities from or on behalf of various government entities and private prison owners and operators. We intend to continue to pursue acquisitions that further diversify our investments with respect to tenant base, underlying government entity and geographic location. Our acquisition criteria include: (1) facility essentiality to the various government entities, (2) credit quality of the various government entities and tenants, (3) facility design, and (4) location.

      Many correctional and detention facilities under government authority are operating at well above their rated capacities, and, as a result, are under federal court orders and other governmental mandates to alleviate prison overcrowding or other conditions within a certain time period. These jurisdictions are often not in a position to appropriate funds or obtain financing to construct new correctional or detention facilities because of other fiscal demands or requirements for public approval. Accordingly, we believe that in an attempt to address fiscal pressures to match revenue collections with projected expenses, responsible government entities will continue to consider private ownership with respect to correctional and detention facilities. We believe that our role as one of the few capital providers to the privatized corrections sector will continue to provide us with opportunities to deploy capital directly to government entities, as well as to private operators who contract with government entities.

      In addition, we are the beneficiary of an existing Right to Purchase Agreement with Wackenhut Corrections, pursuant to which we have the right for the fifteen year period from April 28, 1998, to April 28, 2013 (so long as there are any leases in force between us and Wackenhut Corrections), to acquire and lease back to Wackenhut Corrections any correctional or detention facilities which Wackenhut Corrections acquires or has the right to acquire, subject to certain limited exceptions where the sale or transfer of ownership of a facility is restricted under a facility operating agreement or governmentally assisted financing arrangement. All exclusive options to purchase currently existing facilities have expired. The option will, however, continue to apply to new facilities.

Expansion Opportunities

      We believe that there may be opportunities for expansion of our existing correctional and detention facilities which could result in increased cash flows and property values. We may use our capital to provide expansion space as requested by our tenants and expect that any such expansion of our facilities would result in correspondingly higher rental payments. Alternatively, a tenant may provide the capital for expansion, which should result in enhanced property values.

Rent Escalations

      All of our leases contain rent escalation provisions.

      Wackenhut Corrections Leases. The base rent for the first year for each facility leased to Wackenhut Corrections before January 1, 2000 was equal to 9.5% of the facility purchase price. Thereafter, minimum rent escalates by a fixed 3.0% at the first two annual anniversaries of the effective date of each lease and by an amount equal to increases, if any, in the CPI at each successive annual anniversary for the remaining term of each lease, subject to a maximum increase of 4.0% per annum throughout the term of the leases. The base rent for the first year for the Jena Juvenile Justice Center leased to Wackenhut Corrections was equal to 11.0% of the facility purchase price with a fixed 4.0% annual escalator. The average remaining life on the eleven leases with Wackenhut Corrections as of June 30, 2003 is approximately 5.25 years.

      State of North Carolina Leases. In the year we acquired the Pamlico Facility and assumed the existing lease agreement with the State of North Carolina (which originally commenced in August 1998), the base rent was equal to $2,858,754 or 11.9% of the facility purchase price. In the year we acquired the Mountain View Facility and assumed the existing lease agreement with the State of North Carolina (which originally commenced in December 1998), the base rent was equal to $2,965,900 or 11.9% of the facility purchase price. In both cases, following the first year and continuing during the term of the leases and any renewal terms, base rent increases by the greater of 3.5%, or the percentage of increase, if any, in the CPI, but not to exceed 4.0%.

      Community Education Centers Lease. On May 29, 2003, we acquired Delaney Hall. The initial base rent rate is $2,310,000 per annum or 11.0% of the facility purchase price. Following the first year and continuing during the term of the lease, base rent increases by 3.0% annually on each anniversary.

Fundamentals Within the Corrections Sector

      According to the United States Bureau of Justice Statistics, the inmate population in federal, state and local facilities in the United States has grown from 501,886 in 1980 to 2,019,234 at June 30, 2002. In addition, according to the Bureau of Justice Statistics at year end 2001, state prison systems reported operating at between 1.0% and 16.0% above capacity and the federal corrections system reported operating at approximately 31.0% above capacity. We believe that these favorable supply and demand fundamentals will continue to provide us with opportunities to grow our asset base. In addition, we believe that budgetary constraints at the federal, state and local levels have made our ability to deploy capital to these government entities, or to private correctional and detention facility operators, an attractive financing alternative and will enable us to acquire additional facilities from government entities and private correctional facility operators.

Our Company’s Facilities and Leases

      The fourteen facilities we owned and leased to our tenants at June 30, 2003, were purchased for an aggregate cash purchase price of approximately $293 million. The fourteen facilities are located in ten states and have an aggregate design capacity of 8,008 beds.

      The pie chart below shows the annualized rent payable to us by our tenants, calculated in accordance with GAAP as of June 30, 2003, as a percentage of the rent to be received from all of our facilities, identified by the relevant government entity whose inmates are housed in our facilities.

Government Entity Diversification(1)

(1)	With the exception of North Carolina, who pays us directly, governmental payments are made to tenants, who in turn, pay us rents under the terms of our leases.

      The pie chart below shows our annualized rent, calculated in accordance with GAAP as of June 30, 2003, for each of our facilities as a percentage of the aggregate annualized rent from all of our facilities.

Facility Diversification

     The table and the accompanying footnotes beginning on the next page set forth certain information with respect to our facilities as of June 30, 2003.

		Purchase
Facility and	Date	Price	Initial Cap	Base Rent	Lease
Location	Acquired	(in thousands)	Rate(4)	Escalation	Expiration

WACKENHUT CORRECTIONS FACILITIES
Aurora INS Processing Center Aurora, CO	April 1998	$7,829	9.5%	CPI, 4% Cap	April 2008
McFarland Community Correctional Facility McFarland, CA	April 1998	$7,020	9.5%	CPI, 4% Cap	April 2008
Queens Private Correctional Facility New York, NY	April 1998	$14,732	9.5%	CPI, 4% Cap	April 2008
Central Valley Community Correctional Facility McFarland, CA	April 1998	$17,592	9.5%	CPI, 4% Cap	April 2008
Golden State Community Correctional Facility McFarland, CA	April 1998	$17,555	9.5%	CPI, 4% Cap	April 2008
Desert View Community Correctional Facility Adelanto, CA	April 1998	$16,865	9.5%	CPI, 4% Cap	April 2008
Broward County Work Release Center Broward County, FL	April 1998	$15,127	9.5%	CPI, 4% Cap	April 2008
Karnes County Correctional Center Karnes County, TX	April 1998	$16,320	9.5%	CPI, 4% Cap	April 2008
Lawton Correctional Facility Lawton, OK	January 1999	$45,760	9.5%	CPI, 4% Cap	January 2009
Lea County Correctional Facility Hobbs, NM	October 1998(11)	$48,389	9.5%	CPI, 4% Cap	October 2008
Jena Juvenile Justice Center Jena, LA	January 2000	$15,251	11.0%	Fixed 4%	January 2010

SUBTOTAL		$222,440
STATE OF NORTH CAROLINA FACILITIES
Mountain View Correctional Facility Spruce Pine, NC	March 2001	$25,218	11.9%	Actual CPI with minimum 3.5% and maximum 4%	November 2008(13)
Pamlico Correctional Facility Bayboro, NC	June 2001	$24,332	11.9%	Actual CPI with minimum 3.5% and maximum 4%	August 2008(13)

SUBTOTAL		$49,550
COMMUNITY EDUCATION CENTERS FACILITY
Delaney Hall Newark, NJ	May 2003	$21,308	11.0%	Fixed 3%	May 2013

TOTAL FACILITIES		$293,298

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Design	Expiration of
	Operational		Capacity and	Underlying	Operating
Facility and	Contracting	Security	Occupancy	Operating	Agreement
Location	Entity	Level(1)	Rate(2)	Agreement(3)	Renewal Options

WACKENHUT CORRECTIONS FACILITIES
Aurora INS Processing Center Aurora, CO	INS(5)	Minimum/ Medium	300/95%	March 2004	Four Six-Month
McFarland Community Correctional Facility McFarland, CA	CDOC	Minimum/ Medium	224/95%	June 2003(6)	None
Queens Private Correctional Facility New York, NY	INS	Minimum/ Medium	200/78%(7)	March 2004	Three One-Year
Central Valley Community Correctional Facility McFarland, CA	CDOC	Minimum/ Medium	550/92%	December 2007	None
Golden State Community Correctional Facility McFarland, CA	CDOC	Minimum/ Medium	550/92%	December 2007	None
Desert View Community Correctional Facility Adelanto, CA	CDOC	Minimum/ Medium	550/95%	December 2007	None
Broward County Work Release Center Broward County, FL	Broward Co.; BSO(8); INS(9)	Non-Secured	300/77%(9)	September 2003	None
Karnes County Correctional Center Karnes County, TX	Karnes County	Multi-Security	480/107%	2028	Varies
Lawton Correctional Facility Lawton, OK	ODOC(10)	Medium	1,500/105%	June 2004	Four One-Year
Lea County Correctional Facility Hobbs, NM	Lea County	Multi-Security	1,200/101%	June 2004	Annual
Jena Juvenile Justice Center Jena, LA	None	Multi-Security	276/0%	N/A	N/A

SUBTOTAL			6,130/93%(12)
STATE OF NORTH CAROLINA FACILITIES
Mountain View Correctional Facility Spruce Pine, NC	(13)	Medium	576(14)	N/A	N/A
Pamlico Correctional Facility Bayboro, NC	(13)	Medium	576(14)	N/A	N/A

SUBTOTAL			1,152
COMMUNITY EDUCATION CENTERS FACILITY
Delaney Hall Newark, NJ	(15)	Minimum/ Medium	726/97%	(15)	None

TOTAL FACILITIES			8,008

Footnotes on next page.

(1)	Each facility is identified according to the level of security maintained as follows: non-secured facilities are facilities which are access controlled residential facilities; minimum security facilities are facilities having open-housing within an appropriate designated and patrolled institutional perimeter; medium security facilities are facilities having either cells, rooms or dormitories, a secure perimeter, and some form of external patrol; maximum security facilities are facilities having single occupancy cells, a secure perimeter and external patrol or devices; and multi-security facilities are facilities with various components of the previously described security levels.

(2)	Design capacity measures the number of beds, and accordingly the number of inmates each facility is designed to accommodate. Occupancy rate measures the percentage of the number of beds which a facility is designed to accommodate which are occupied at any given time or for which payment has been guaranteed by the contracting governmental entity. The facility operating agreement with respect to any facility may provide for occupancy less than the facility design capacity. While the design capacity of each of the Central Valley Community Correctional Facility, the Golden State Community Correctional Facility and the Desert View Community Correctional Facility is 550, the facility operating agreement for each such facility provides for the use and occupancy of only 500 beds per facility. The occupancy rates presented are as of June 30, 2003. We believe design capacity and occupancy rate are appropriate measures for evaluating prison operations because the revenues generated by each facility are generally based on a per diem or monthly rate per inmate housed at the facility paid by the corresponding contracting governmental entities. The ability of Wackenhut Corrections, Community Education Centers, or another private prison operator to satisfy its financial obligations under its leases with us is based in part on the revenues generated by their facilities, which in turn depends on the design capacity and occupancy rate of each facility. The State of North Carolina is not obligated to report occupancy percentages to us.

(3)	We are not a party to the underlying operating agreement regarding each facility. Wackenhut Corrections Corporation and Community Education Centers are parties to the operating agreements with the contracting governmental entity on the Wackenhut Corrections and Community Education Centers Facilities, respectively. The expiration or termination of an operating agreement with the relevant governmental entity does not terminate or cause the expiration of our lease agreement.

(4)	The initial cap rate is calculated by dividing the rent payable at the time of our acquisition of a facility, without giving effect to future escalations, by the purchase price of the facility, without giving effect to acquisition costs.

(5)	The United States Immigration and Naturalization Service.

(6)	We have been notified by Wackenhut Corrections that the CDOC is in the process of preparing a twelve-month extension of the McFarland Facility operating agreement and that the legislative branch of California’s government has included funding for this operating agreement in the proposed budget currently being debated in the General Assembly. The State of California’s proposed budget remains subject to change until approved by the legislature and the Governor of California. Wackenhut Corrections continues to house inmates for the CDOC during this process, and as of July 10, 2003 there were 207 inmates housed in the McFarland Facility. The non-cancelable McFarland Facility lease between us and Wackenhut Corrections, which expires in April 2008, requires fixed rental payments to us regardless of whether or not Wackenhut Corrections has an operating agreement for the leased facility. The current annual cash rent on the McFarland Facility is approximately $759,000.

(7)	The facility operating agreement for the Queens Private Correctional Facility includes a minimum guarantee of 150 beds (75.0% occupancy).

(8)	The Broward County Sheriff’s Office. In February 2003, Broward County and the Broward County Sheriff’s Office executed an operating agreement with Wackenhut Corrections Corporation under which the Broward County Sheriff’s Office will utilize between 82-100 beds. The contract expires on September 30, 2003.

(9)	The INS has executed an operating agreement with Wackenhut Corrections Corporation under which the INS will utilize 150 beds in the Broward Facility. The contract was effective on August 1, 2002, and expires on September 30, 2003.

(10)	State of Oklahoma Department of Corrections.

(11)	In October 1998, we acquired the 600-bed Hobbs Facility. We acquired the 600-bed expansion of the Hobbs Facility in January 1999, and an industries building in July 1999.

(12)	Occupancy rate is a weighted average.

(13)	The facility is leased to the State of North Carolina and operated by the North Carolina Department of Correction. The State of North Carolina has the option to acquire the Mountain View Facility in December 2004 for approximately $26.2 million and the Pamlico Facility in August 2004 for approximately $25.2 million. At the end of each lease year thereafter, the State of North Carolina has an option to purchase the Mountain View and/or the Pamlico Facility for a predetermined declining amount. If the State of North Carolina were to elect to exercise its option to acquire the Mountain View Facility and/or the Pamlico Facility, we would be obligated to redeem all or a portion of the bonds issued in connection with our acquisition of the facilities using net proceeds from the sale of the facility or facilities and the contingent reserve of $5.7 million held by the Trustee for our benefit. In addition, we would recognize a one-time gain on the sale of the facility and/or facilities; however, future results of operations and cash flows would be negatively impacted because we would no longer receive the monthly rental income with respect to the sold facility. As part of the 2003 Budget Act, the North Carolina General Assembly authorized the acquisition of either or both of the Pamlico and Mountain View facilities pursuant to the options contained in their respective leases. However, no funds were appropriated with respect to the exercise of either option, and the issuance of any financing contracts is subject to the approval of both the State Treasurer and the Council of State. In addition, the State can terminate the leases at the end of any initial term or renewal term by giving the lessor at least 180 days’ advance written notice.

(14)	The State of North Carolina does not report occupancy rates.

(15)	Community Education Centers operates Delaney Hall under three separate operating agreements with: (1) the New Jersey Department of Corrections, which expires June 30, 2006; (2) Union County, New Jersey, which expires December 31, 2003; and (3) Essex County, New Jersey, which expired March 31, 2003. In connection with the Essex County correctional services operating agreement which expired on March 31, 2003, Community Education Centers continues to provide services as specified in the contract. An extension to the existing operating agreement is expected to be approved by the Essex County Board of Chosen Freeholders in July 2003, including terms comparable to those in the expired operating agreement. On July 11, 2003, Essex County housed 274 inmates in Delaney Hall.

      Adult Correctional Facilities and Prisons. Adult correctional facilities and prisons house adult inmates on a permanent basis for the duration of their sentences.

      Pre-Release Center. A pre-release center is a minimum to medium security facility for inmates nearing parole, offering inmates basic education and pre-employment training as well as alcohol and drug abuse treatment and counseling.

      Detention Facilities. Detention facilities are used to house undocumented aliens for the INS and are classified as minimum to medium security facilities.

      Work Release Centers. A work release center is an access-controlled community residential center which houses court-ordered residents who work in the community and participate in programs and residential services at the center.

      Juvenile Correctional Facilities. Juvenile correctional facilities are intended to house juvenile offenders under standards which differ from those used to house adult offenders. The Jena facility is our only juvenile correctional facility. The Jena Facility was operated by Wackenhut Corrections under an operating agreement with the State of Louisiana, which has been terminated. Wackenhut Corrections does not presently have an operating contract with a client for the Jena Facility, and as a result, the facility is currently vacant. However, Wackenhut Corrections is obligated under the terms of the lease to continue to make rental payments to us. As a result of the termination of Wackenhut Correction’s operating contract, the Jena Facility no longer is included in our pledge pool borrowing base described in the Bank Credit Facility.

The Offering

Common shares offered	3,250,000 common shares.

Over-allotment option	Up to an additional 487,500 shares of our common shares.

Use of proceeds	We intend to use the proceeds of this offering to reduce or repay in full the outstanding balance of approximately $83 million under our secured line of credit with Bank of America, N.A., our Bank Credit Facility. Excess proceeds, if any, will be used for working capital.

New York Stock Exchange symbol	“CPV”

Risk factors	An investment in our common shares involves risks. You should carefully read “Risk Factors” beginning on page S-14 and on page 2 of the accompanying prospectus before deciding to invest in our common shares.

Recent Developments

Recent Developments Regarding Wackenhut

      On July 9, 2003, Wackenhut Corrections, which is the tenant in 11 of our 14 facilities, announced that it completed the sale of $150 million in aggregate principal amount of ten-year, 8.25% senior unsecured notes in a private offering and the amendment of its senior secured credit facility, consisting of a $100 million six-year term loan and a $50 million five-year revolver. The interest rate for the term loan and the revolver is LIBOR plus 3.0%.

      Also on July 9, 2003, Wackenhut Corrections announced that it completed the repurchase of all 12 million of its common shares held by Group 4 Falck of Denmark, its former majority shareholder. The two Group 4 Falck members of the board of directors of Wackenhut Corrections have tendered their resignations, reducing the board from nine to seven members.

Acquisition of Delaney Hall

      On May 29, 2003, we acquired Delaney Hall, a 726 bed, minimum-security, correctional facility located in Newark, New Jersey, for approximately $21 million. The seller, Community Education Centers, leased Delaney Hall back subject to the terms of a ten-year, triple-net lease with three additional renewal options of five years each at the option of Community Education Centers. The initial rental rate is 11.0% of the purchase price with 3.0% fixed annual increases on each anniversary. Under generally accepted accounting principles, the lease revenue will be recognized at a straight-line lease rate of 12.6%.

      Community Education Centers will continue to operate Delaney Hall, located adjacent to the newly constructed Essex County Jail approximately two miles from Newark International Airport, under separate operating agreements with Essex County, New Jersey; Union County, New Jersey; and the New Jersey Department of Corrections. Community Education Centers currently operates twenty correctional facilities in eight states, providing services to approximately 3,500 individuals. Delaney Hall is a secure, urban-based, correctional facility developed by Community Education Centers and opened in March 2000 to provide housing, and comprehensive training and educational services for sentenced adults.

      We completed this acquisition using cash on hand, plus $17 million drawn under our Bank Credit Facility. We executed an intercreditor agreement with Community Education Centers’ senior lender granting certain rights to the senior lender to cure Community Education Centers’ events of default by paying all lease obligations including rental payments and impositions, thereby preventing the termination of the Community Education Centers lease by us. As part of the transaction, a security deposit of approximately $662,000 was delivered by Community Education Centers to us which we may use to the extent required for the payment of rent or any imposition if an event of default occurs.

Declaration of Dividend for the Quarter Ended June 30, 2003

      At its July 12, 2003 meeting, our Board of Trustees authorized a dividend of $0.45 per share payable to shareholders of record as of August 6, 2003, based on results of operations for the quarter ended June 30, 2003. This dividend represents an increase of $0.03 per share compared to the $0.42 dividend declared with respect to the quarter ended March 31, 2003.

Selected Consolidated Financial Data

      The following table sets forth our selected consolidated financial data on an historical basis as of and for the five years ended December 31, 1998, 1999, 2000, 2001 and 2002, and as of and for the six months ended June 30, 2003 and June 30, 2002. When you read the material below, it is important that you read along with it the historical financial statements and related notes in our annual and quarterly reports filed with the SEC, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are incorporated by reference in this prospectus. The selected consolidated financial data for each of the five years in the period ended has been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the six months ended June 30, 2003 and 2002 has been derived from unaudited financial statements and, in our opinion, reflect all adjustments necessary to present fairly the data for such periods. Interim results for the six months ended June 30, 2003 are not necessarily indicative of results that can be expected in future periods.

	Six months						Period from
	ended June 30,		Year	Year	Year	Year	2/18/98
	(unaudited)		Ended	Ended	Ended	Ended	(Inception)

	2003(1)	2002	12/31/02	12/31/01	12/31/00	12/31/99	to 12/31/98

	(amounts in thousands, except per share data)
Consolidated statement of operations data:
Revenue	$15,493	$15,059	$30,204	$27,431	$22,711	$20,329	$8,628
Net Income	5,455	4,990	10,128	8,950	8,444	8,728	5,386
Weighted average shares outstanding, diluted	7,599	7,219	7,259	7,164	7,130	7,130	5,546
Net income per share, diluted	0.72	0.69	1.40	1.25	1.18	1.22	0.97

	Six months						Period from
	ended June 30,		Year	Year	Year	Year	2/18/98
	(unaudited)		Ended	Ended	Ended	Ended	(Inception)

	2003(1)	2002	12/31/02	12/31/01	12/31/00	12/31/99	to 12/31/98

	(amounts in thousands, except per share data)
Operating and other financial data:
Funds from operations(2)	$9,062	$8,493	$17,261	$15,462	$13,786	$13,612	$7,276
Funds from operations per share, diluted(2)	1.19	1.18	2.38	2.16	1.93	1.91	1.31
Cash distribution per share	0.82	0.80	1.60	1.47	1.46	1.43	0.60
Number of properties(3)	14	13	13	13	11	10	9

	Six months						Period from
	ended June 30,		Year	Year	Year	Year	2/18/98
	(unaudited)		Ended	Ended	Ended	Ended	(Inception)

	2003(1)	2002	12/31/02	12/31/01	12/31/00	12/31/99	to 12/31/98
Consolidated balance sheet data:
Real estate properties, net	$263,930	$249,860	$246,229	$253,362	$210,324	$200,415	$137,597
Total assets	279,555	268,140	262,589	266,847	213,775	203,548	142,764
Revolving line of credit	83,000	80,000	74,000	80,000	81,400	69,200	9,000
Bonds payable	56,340	57,140	56,780	57,475	—	—	—
Total liabilities	144,768	144,238	135,133	142,978	84,832	72,788	10,765
Total shareholders’ equity	134,787	123,902	127,456	123,869	128,943	130,760	131,999

Footnotes on next page.

(1)	The acquisition of Delaney Hall on May 29, 2003 is reflected in our results for the period ended June 30, 2003.

(2)	Management believes the presentation of Funds from Operations, or FFO, is helpful to investors as a measure of the performance of an equity REIT. Along with cash flows from operating activities, financing activities and investing activities, FFO provides investors with an understanding of our ability to incur and service debt and make capital expenditures. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

We compute FFO in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts in 1995, which may differ from the methodology for calculating FFO utilized by other equity REITs, and accordingly, may not be comparable to such other REITs. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sale of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

We believe that in order to facilitate a clear understanding of our consolidated operating results, FFO should be examined in conjunction with net income as presented in the consolidated financial statements.

The following table reconciles our FFO to net income calculated in accordance with GAAP for the six months ended June 30, 2003 and 2002 and each of the five years ended December 31, 1998, 1999, 2000, 2001 and 2002.

	Six months						Period from
	ended June 30,		Year	Year	Year	Year	2/18/98
	(unaudited)		Ended	Ended	Ended	Ended	(Inception)

	2003	2002	12/31/02	12/31/01	12/31/00	12/31/99	to 12/31/98

	(amounts in thousands)
Operating results:
Net income	$5,455	$4,990	$10,128	$8,950	$8,444	$8,728	$5,386
Real estate depreciation	3,607	3,503	7,133	6,512	5,342	4,884	1,890

Funds from operations	$9,062	$8,493	$17,261	$15,462	$13,786	$13,612	$7,276

(3)	At end of period.

Capitalization

      The following table sets forth our capitalization as of June 30, 2003, and as adjusted to give effect to (1) the issuance of 3,250,000 common shares pursuant to this offering, (2) our receipt of the net proceeds of this offering of approximately $78.0 million, based on an offering price of $25.50 per common share, and (3) the repayment of a portion of our Bank Credit Facility using all of such net proceeds. The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	At June 30, 2003
	(unaudited)

	Actual	As Adjusted

	(in thousands)
Debt:
Bonds payable	$56,340	$56,340
Revolving line of credit	83,000	4,976

	139,340	61,316

Shareholders’ Equity:
Preferred shares, $.001 par value; 50,000,000 shares authorized; none outstanding
Common shares, $.001 par value; 150,000,000 shares authorized; 7,680,050 and, as adjusted, 10,930,050 issued and outstanding	8	11
Capital in excess of par value	141,747	219,768
Distributions in excess of accumulated earnings	(5,955)	(5,955)
Accumulated other comprehensive loss	(1,013)	(1,013)

Total Shareholders’ Equity (Deficit)	134,787	212,811

Total Capitalization	$274,127	$274,127

RISK FACTORS

      An investment in our common shares involves significant risks. In addition to the risks described in our Annual Report on Form 10-K for the period ended December 31, 2002, the accompanying prospectus dated June 12, 2002, and the other documents incorporated herein by reference, you should carefully consider the risks described below and the other information in this prospectus supplement before you decide to buy our common shares. The trading price of our common shares could decline due to any of these risks, and you could lose all or part of your investment.

We will need to continue to access capital markets to grow.

      The common shares being sold in this offering are being offered under a shelf registration statement that we have filed with the SEC. Following this offering, we will have approximately $166 million of debt, equity or other securities available for issuance under this shelf registration statement. We believe the availability of this shelf registration statement will allow us to access the capital markets quickly, should the need arise; however, we cannot assure you that we will be able to access the capital markets on favorable terms or at all.

We may seek to raise additional funds, and additional funding may be dilutive to shareholders or impose operational restrictions.

      Our ability to implement our business strategy depends on our access to an appropriate mix of equity financing and debt financing, including unsecured lines of credit and other forms of secured and unsecured debt. Any additional equity financing may be dilutive to our existing shareholders and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common shares. Debt financing may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters.

Our Bank Credit Facility expires October 1, 2003 and we need a replacement facility.

      We intend to use the proceeds of this offering to substantially reduce or repay in full our existing Bank Credit Facility which expires October 1, 2003. As of June 30, 2003, the outstanding balance of that facility is $83 million. If the proceeds of this offering are insufficient to repay the entire outstanding balance of that facility, we will need to obtain funds from other sources for that purpose. Although we have had preliminary discussions with various financing providers, including the current provider of our Bank Credit Facility, we have no commitments as to the availability of any funds, or their cost.

      Once we have repaid our Bank Credit Facility in full or it has otherwise expired, we will need to obtain a replacement credit facility in order to implement our business strategy. Negotiations with regard to such a replacement credit facility are underway, but we cannot assure you that we will be successful in obtaining such replacement credit facility on any particular terms, at the most optimal time, or at all.

We are subject to financing risks and debt financing increases shareholder risk of loss.

      In making real estate investments, we may borrow money, which increases the risk of loss of our shareholders’ investments. As of June 30, 2003, our debt of $139.3 million was approximately 50.8% of our total capitalization structure at book value. Moreover, our Board of Trustees determines our investment and financing policies with respect to certain activities, including our growth, capitalization, distribution and operating policies. Our organizational documents do not contain any limitation on the amount or percentage of indebtedness we may incur and our Board of Trustees could alter or eliminate any existing debt policy without a vote of our shareholders.

We are subject to lease payment collection risks because our lease agreements are longer than facility management services or operating agreements held by Wackenhut Corrections and Community Education Centers.

      The typical correctional and detention facility management services or operating agreements held by Wackenhut Corrections and Community Education Centers have terms of one or more years, which are shorter than the terms of our lease agreements, and generally contain one or more renewal options. Only the contracting governmental agency may exercise a renewal option of a management services or operating agreement or enter into a new management services or operating agreement, and no assurance can be given that any agency will exercise a renewal option or enter into a new management services or operating agreement in the future. As of June 30, 2003, the operating agreement for the Jena Facility has been terminated and the operating agreements for the McFarland Facility and for Delaney Hall with regard to Essex County have expired.

      Regardless of the terms of the operating agreements, Wackenhut Corrections or Community Education Centers, depending on their respective financial condition, could default on or elect to terminate their operating agreements. Wackenhut Corrections and Community Education Centers are obligated to continue to make payments under the lease agreements for a facility even if the facility management services or operating agreement for such facility is not renewed or is otherwise terminated. We cannot assure you that Wackenhut Corrections and Community Education Centers will be able to secure an alternate contract or an alternate source of inmates under such circumstances. The non-renewal of a facility management services or operating agreement and the inability to secure an alternate agreement or source of inmates could materially and adversely affect Wackenhut Corrections’ or Community Education Centers’ financial condition and their respective ability to make lease payments to us. The State of North Carolina, to which we lease two facilities, does not operate under a management services or operating agreement.

We rely on three customers who account for 100% of our lease agreement revenue.

      Wackenhut Corrections, the State of North Carolina and Community Education Centers are the only parties with whom we have entered into lease agreements. Accordingly, these parties account for 100% of our lease agreement revenue and the failure of any one of them to meet their respective obligations to us may have a material adverse effect upon our operations.

We rely on Wackenhut Corrections, as the lessee of the majority of our facilities, for approximately 72.0% of our total revenue which impacts our ability to make distributions.

      Wackenhut Corrections is either the lessee or sublessee of 11 of the 14 facilities we own. Approximately 72.0% of our revenue, and our ability to make distributions to our shareholders, will depend solely upon Wackenhut Corrections making rent payments and satisfying its obligations to us. Any failure or delay by Wackenhut Corrections in making rent payments may adversely affect our earnings and our ability to make anticipated distributions.

      Eight of our leases with Wackenhut Corrections expire during April, 2008. To the extent these leases are not renewed by Wackenhut Corrections, our total revenue and ability to make distributions to our shareholders would be adversely affected.

      Failure by Wackenhut Corrections to comply with the material terms of any lease agreement would give us the right to terminate such lease agreement and enforce the obligations of Wackenhut Corrections thereunder, but could also require us to find another lessee for such facility or risk losing our ability to elect or maintain our REIT status. Similarly, we cannot assure you that Wackenhut Corrections will elect to renew a lease agreement upon expiration of its initial or any subsequent term, which would also force us to find a suitable replacement lessee. In either circumstance, due to the limited number of qualified operators in the correctional and detention industry, we may be unable to locate a suitable lessee or to attract such a lessee, and may, therefore, be required to reduce the rent, which would have the effect of reducing our cash available for distribution to our shareholders. Furthermore, depending on the economy and the financial condition of Wackenhut Corrections, Wackenhut Corrections could default on or elect to terminate one or more of its operating agreements, adversely affecting their ability to continue to make payments to us under the related lease agreements.

Our relationship with Wackenhut Corrections may limit acquisition opportunities from other sources.

      Our ongoing relationship with Wackenhut Corrections may discourage other correctional and detention facility operators from offering to sell facilities to us or from otherwise engaging in similar sale/ leaseback transactions with us. Such operators may take into account, to our detriment, the substantial alignment of interests between us and Wackenhut Corrections and Wackenhut Corrections’ competitive interests to such operators. The foregoing may have a material and adverse affect on our access to opportunities with operators other than Wackenhut Corrections.

We lack control over day-to-day operations of our facilities.

      To qualify as a REIT for federal income tax purposes, we may not operate or participate in decisions affecting the operations of any of the facilities acquired or owned by us. We have no authority to require any of our lessees to operate the facilities in a particular manner or to govern any particular aspect of their operation except as set forth in lease agreements. Thus, even if we believe a lessee is operating a facility inefficiently or in a manner adverse to our interests, we may not be able to require it to change its method of operation. We are limited to seeking redress only if a lessee violates the terms of its lease agreement, in which case our primary remedy is to terminate the relevant lease agreement or, in the case of Wackenhut Corrections, all of its leases, and seek to recover damages. If a lease agreement is terminated, we will be required to find another suitable lessee or risk losing our ability to elect or maintain REIT status. We cannot assure you that we will be able to locate a suitable replacement lessee or to attract such lessee, or that we could obtain a rental rate comparable to that paid by our current lessee under the related lease agreement.

Provisions of our Declaration of Trust may have a potential anti-takeover effect.

      The provisions of our Declaration of Trust and Bylaws which provide for ownership limitations, a staggered Board of Trustees, eliminating the ability of the shareholders to call special meetings of shareholders, the advance notice provisions of the Bylaws, and authorizing our Board of Trustees to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of existing management, and as a result could prevent our shareholders from being paid a premium for their common shares. In addition, Maryland’s business combinations law makes it difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise, if the acquisition is not authorized in advance by our Board of Trustees. We have, however, elected not to be governed by the provisions of Maryland law concerning control share acquisitions.

We cannot predict what effect, if any, the enactment of new tax advantages may have on the value of our common shares, either in terms of price or relative to other investments.

      REITs currently enjoy tax advantages relative to regular C corporations because they are not subject to corporate-level income tax on income they distribute to shareholders, but shareholders do include REIT dividends in taxable income (to the extent such dividends do not represent a return of capital). The recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, or the Act, generally reduces to 15% the maximum marginal rate of tax that noncorporate taxpayers will pay on corporate dividends for taxable years ending after December 31, 2002 and before January 1, 2009. This reduced tax rate, however, generally will not apply to dividends paid by a REIT on its shares except in certain circumstances for certain limited amounts. While the earnings of a REIT that are distributed to its shareholders will still generally be subject to less federal income taxation in the aggregate than the distributed earnings of a non-REIT C corporation, which are distributed net of a corporate income tax, this legislation could make an investment in us comparatively less attractive than an investment in other corporations because dividends paid by REITs will generally not be eligible for the new reduced tax rates that apply for corporate dividends. In addition, under the Act, the maximum tax rate for REIT capital gain distributions, except to the extent of real estate depreciation recapture, was reduced from 20% to 15%.

We depend on the services of our President and Chief Executive Officer, Charles Jones, to operate our Company and the loss of his services could have a material adverse effect on us.

      We are dependent on the efforts of our Trustees and executive officers. In particular, we utilize the industry knowledge, experience and contacts of Charles Jones, our President, Chief Executive Officer and our Trustee. We have not entered into an employment agreement with Mr. Jones and there can be no assurance that Mr. Jones will continue his employment with us. If we were to lose the services of Mr. Jones, we would lose the benefit of his extensive knowledge of, and experience in, the correctional and detention industry, and we would be required to obtain the services of a new Chief Executive Officer in order to execute our business plan.

We are not indemnified by the lessee of our two North Carolina facilities for claims asserted against us based on our ownership of the facilities.

      We must rely on the comprehensive liability insurance policy the State of North Carolina must carry on our behalf to protect us against third party claims. The State of North Carolina is not required to indemnify us for claims made against us on account of our ownership of the two facilities. North Carolina, however, is required by its leases to carry liability insurance for our benefit against liabilities associated with or arising out of accidents or disasters at our facilities in coverage amounts equal to $1 million per occurrence and $10 million in the aggregate. To the extent that such claims are not covered by their liability insurance coverage, exceed its coverage limit, or are not covered by our insurance, we may be liable for such claims.

We are obligated to sell our two North Carolina facilities if the State exercises its purchase option.

      Beginning in 2004, the State of North Carolina has the option to purchase both or either of the facilities it leases from us, and if it exercises either or both options, we would be obligated to redeem all or a portion of the bonds utilized to finance their purchase from the net proceeds from the facility or facilities sale, and funds available to us from the bond trustee.

      Although we would recognize a one-time gain on the sale of the facility and/or facilities, future results of operations and cash flows would be negatively impacted because we would no longer receive the monthly rental income once a facility is sold.

USE OF PROCEEDS

      We estimate that the net proceeds from the offering of our common shares will be approximately $78.0 million, based on the sale of 3,250,000 common shares, at an offering price of $25.50 per common share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, our total net proceeds will be approximately $89.8 million.

      We intend to use the net proceeds from the offering of our common shares to reduce or totally repay the outstanding balance of our secured Bank Credit Facility with Bank of America, N.A. As of June 30, 2003, approximately $83 million was outstanding under the Bank Credit Facility at an overall average rate of 7.45% based on LIBOR plus an applicable margin taking into account certain covenants and our existing swap agreements. To the extent, if any, proceeds remain after repayment of the Bank Credit Facility, they will be used for working capital purposes. Any proceeds that are not immediately required for repayment of the Bank Credit Facility or for working capital purposes will be temporarily invested in short-term instruments.

DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST

      We refer you to the section entitled “Description of Shares of Beneficial Interest” in the accompanying prospectus for a description of the common shares being offered.

      The transfer agent and registrar for the common shares being offered is Mellon Investor Services.

PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

      The following paragraphs summarize provisions of the Maryland REIT law or MRL, the Maryland General Corporation Law or MGCL, our Declaration of Trust and our Bylaws. These paragraphs are a summary, and do not completely describe Maryland law, our Declaration of Trust or our Bylaws and are subject to and qualified in their entirety by reference to the MRL, the MGCL, our Declaration of Trust and our Bylaws.

Classification and Removal of Trustees

      Our Declaration of Trust provides that the number of trustees may be increased or decreased from time to time by a majority of the Board of Trustees but may not be greater than 15 or less than three. Our Declaration of Trust requires that at all times a majority of the trustees must be independent trustees. We currently have eight trustees, five of whom are independent trustees. Our Declaration of Trust provides for a staggered Board of Trustees consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting following the election of such class and until their successors are duly elected and qualify. As the term of each class expires, trustees in that class will be elected for a term of three years and until their successors are duly elected and qualify. We believe that classification of the Board of Trustees helps to assure the continuity and stability of our business strategies and policies as determined by the Board of Trustees. Because holders of the common shares have no right to cumulative voting in the election of trustees, at each annual meeting of shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting, subject to the voting rights of preferred shares, if any.

      Our Declaration of Trust provides that a trustee may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. This provision precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote. The fact that our Bylaws prohibit any person, including a shareholder, other than the Chairman of the Board of Trustees, a majority of the trustees or a majority of a duly authorized committee of the trustees, from calling a special meeting means that the shareholders may be compelled to wait until the next annual meeting of shareholders in order to remove a trustee.

Meetings of Shareholders

      Pursuant to our Bylaws, an annual meeting of our shareholders for the election of trustees and the transaction of other business is held each year following the delivery of our annual report, but in no event later than 120 days after the end of our fiscal year. A special meeting of our shareholders may be called by (1) the Chairman of the Board of Trustees, (2) a majority of the members of the Board of Trustees or (3) a majority of a committee of the Board of Trustees which has been duly designated by the Board of Trustees and whose powers and authority include the power to call such meetings. Our Bylaws prohibit any other person or persons, including any shareholders, from calling special meetings. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, our Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting setting forth: (1) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of trustees, pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made,

•	the name and address of such shareholder as they appear on our books, and of such beneficial owner, and

•	the number of each class of shares which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

      For shareholder nominations for the election of trustees at any special meeting of our shareholders at which the Board of Trustees has determined that trustees are to be elected, our Bylaws require that such shareholder deliver a notice to the Secretary, containing the same information required for nominations for an annual meeting, not earlier than 90 days prior to such special meeting and not later than the 60th day prior to such special meeting or the tenth day following the date on which a public announcement of the special meeting and the nominees proposed to be elected as trustee is first made, whichever is later.

Ownership Limitations and Restrictions on Transfer

      In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding common shares may be owned, actually or constructively, under the applicable attribution rules of the Internal Revenue Code, or the Code, by five or fewer individuals, as defined in the Code, at any time during the last half of any taxable year. In order to protect us against the risk of losing REIT status due to the concentration of ownership among our shareholders, our Declaration of Trust limits direct, indirect or constructive ownership, taking into account applicable indirect and constructive ownership provisions of the Code, of more than 9.8% of any class or series of our common shares or our preferred shares, by any person, subject to certain limited exceptions. We refer to this limitation as the Ownership Limit. The Board of Trustees could, by a two-thirds vote, waive the Ownership Limit with respect to a particular shareholder if it were satisfied, based upon the advice of tax counsel and other terms and conditions the Board of Trustees deems necessary or advisable, that ownership by such shareholder in excess of the Ownership Limit would not jeopardize our status as a REIT and the Board of Trustees otherwise decided such action would be in our best interests. The Board of Trustees could determine not to waive the Ownership Limit, even where the proposed ownership would not jeopardize our status as a REIT, if the Board of Trustees determines it to be in the best interests of the shareholders in a takeover situation to prevent a person from acquiring more than 9.8% of any class or series of our common shares or our preferred shares, notwithstanding the fact that such failure to waive the Ownership Limit could delay, defer or prevent a transaction that might involve the receipt of a premium price for the common shares. Actual or constructive ownership of common shares in excess of the Ownership Limit will cause the violative transfer or ownership to be void with respect to the transferee or owner as to the number of shares in excess of the Ownership Limit and such shares will be automatically transferred to a trust for the benefit of a person to whom an interest in the common shares may be permissibly transferred. Such impermissible transferee will have no right to vote such shares nor be entitled to distributions with respect to such shares.

Limitations on Shareholder Liability

      Under Maryland law and our Declaration of Trust, no shareholder of ours will be liable personally for any obligation of ours. Our Declaration of Trust further provides that we will, upon prompt notice by the shareholder, indemnify each shareholder against any claim or liability to which the shareholder may become subject solely by reason of such shareholder being or having been a shareholder, except with respect to matters adjudged to have arisen out of a shareholder’s bad faith, willful misconduct or gross negligence, and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by such shareholder in connection with such claim or liability. In addition, it is our policy to include a clause in our contracts which provides that shareholders assume no personal liability for obligations entered into on our behalf. However, in respect of tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liabilities, the shareholders, in some jurisdictions, may be liable personally to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to a shareholder is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Business Opportunities

      Our Bylaws provide that each trustee may engage in other business activities of the type conducted by us and is not required to present to us any investment opportunities presented to such trustee, even though the investment opportunities may be within the scope of our investment policies.

Super-Majority Vote of Trustees

      Our Bylaws provide that a two-thirds vote of the Board of Trustees is required to approve each of the following transactions:

•	any transaction or series of transactions which result in

-	any person or group acquiring 20% or more of the voting power of our shares of beneficial interest, including without limitation, votes of the common shares, or

-	the Beneficial Owners, as defined in the Bylaws, of the voting power of our shares of beneficial interest including, without limitation, votes of the common shares immediately prior to such transaction(s) will own less than 80% of such voting power after giving effect to such transaction(s);

•	any amendment to our Declaration of Trust or our Bylaws;

•	any waiver or modification of our prohibition of any person or entity owning more than 9.8% of any class or series of our shares of beneficial interest including the common shares; and

•	certain issuances of our equity securities.

Business Combinations

      Under Maryland law, certain “business combinations” (including, with certain exceptions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, and the receipt of certain special tax and other financial advantages) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the real estate investment trust’s shares, or an affiliate or associate of the real estate investment trust who at any time within the two-year period prior to the date in question and after the date on which the real estate investment trust had 100 or more beneficial owners of its shares, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust (an “Interested Shareholder”) or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees of such real estate investment trust and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust and (2) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust other than shares held by the Interested Shareholder with whom, or with whose affiliate, the business combination is to be effected, unless among other things, the real estate investment trust’s shareholders receive a minimum price, as defined in the Maryland General Corporation Law, for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. The trustees of the real estate investment trust may, by resolution, exempt business combinations specifically, generally, or generally by types as to specifically identified or unidentified existing or future interested shareholders or their affiliates, from the prohibitions of the business combinations law, but such exemption with respect to a potential acquiror must be in place prior to the most recent date on which the Interested Shareholder becomes an Interested Shareholder. A person is not an Interested Shareholder if, prior to the most recent time at which the person would otherwise have become an Interested Shareholder, the Board of Trustees approved the transaction which would have resulted in such person becoming an Interested Shareholder.

Control Share Acquisitions

      Maryland law provides that Control Shares (as hereinafter defined) of a Maryland real estate investment trust acquired in a Control Share Acquisition (as hereinafter defined) have no voting rights except to the extent authorized by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, or by officers of the company or directors who are employees of the company. Control Shares are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except by virtue of a revocable proxy), would entitle the acquiror to exercise, directly or indirectly, voting power in electing trustees within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A Control Share Acquisition means the acquisition of Control Shares, subject to certain exceptions.

      A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholder’s meeting.

      If voting rights are not authorized at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, the real estate investment trust may redeem any or all of the Control Shares, except those for which voting rights have previously been approved, for fair value determined without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share Acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share Acquisition.

      The Maryland control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or to an acquisition authorized or exempted by the declaration of trust or bylaws of the real estate investment trust.

      Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions, by any person, of any of our shares.

Preferred Share Issuance

      Pursuant to our Declaration of Trust, our Board of Trustees is authorized without the approval of the shareholders to issue up to 50,000,000 preferred shares, as well as to increase the number of preferred shares, and to classify any unissued preferred shares and establish the preferences, rights, and other terms of such shares, including the right to vote and the right to convert into common shares. Prior to the issuance of any such shares, the Board of Trustees is required to set, subject to the provisions of our Declaration of Trust regarding restrictions on transfers of shares, the terms, preferences, conversion or other rights, voting powers, restriction, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of the shares. The Board of Trustees could, but has no present plans to, establish a series of preferred shares that could have the effect of delaying, deferring or preventing a tender offer or a change in our control that might involve a premium price for the common shares or otherwise be in the best interests of our shareholders. The Board of Trustees has the power, without shareholder approval, to classify and reclassify any of our previously classified but unissued shares of any class or series from time to time.

Interested Trustee Transactions

      Our Bylaws contain a provision requiring approval by an independent committee of our Board of the following actions of the Board of Trustees: (1) the selection of operators for our facilities and (2) the entering into or the consummation of any agreement or transaction with The Wackenhut Corporation or Wackenhut Corrections Corporation or their respective affiliates, including, but not limited to, the negotiation, enforcement and renegotiation of the terms of any lease of any of our facilities.

Amendments to the Declaration of Trust and Bylaws

      Under the MRL, a real estate investment trust generally cannot amend its Declaration of Trust without the affirmative vote of two-thirds of all the votes entitled to be cast by shareholders on the matter. Our Declaration of Trust provides that its provisions may be amended by our Board of Trustees, as permitted by the MRL, without any shareholder approval:

•	by a majority vote to increase or decrease the aggregate number of shares of any series or class that we have authority to issue,

•	by a two-thirds vote to qualify, or continue to qualify, us as a real estate investment trust under the Code, and

•	by a majority vote of the entire Board of Trustees to change

-	our name,

-	the name or designation of any class or series of our shares and

-	the par value of any class or series of our securities.

      Our Bylaws provide that the Board of Trustees has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws in accordance with the provisions as set forth in the Bylaws.

Dissolution of the Company

      Subject to any voting rights granted to holders of preferred shares, our existence may be terminated upon the affirmative vote of holders of not less than two-thirds of our common shares.

Limitation of Liability and Indemnification of Trustees

      Maryland law provides that shareholders and trustees of a Maryland real estate investment trust are not personally liable for the obligations of the real estate investment trust; provided, however, that a trustee is not relieved from any liability to the trust or its shareholders for any act that constitutes (1) bad faith, (2) willful misfeasance, (3) gross negligence or (4) reckless disregard of the Trustee’s duties.

      Maryland law permits a Maryland real estate investment trust to include in its declaration of trust provisions limiting the liability of its trustees and officers to the trust and its shareholders for money damages except that such liability may not be restricted or limited to the extent (a) that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (b) a judgment adverse to the person is entered in a proceeding based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the matter adjudicated in the proceeding. Our Declaration of Trust contains a provision which eliminates a trustee’s or officer’s liability to us and our shareholders for money damages to the maximum extent permitted by Maryland law.

      Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law for directors, officers, employees and agents of Maryland corporations. The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation unless ordered by a court and then only for expenses. Maryland law requires a Maryland corporation to indemnify against reasonable expenses a director or officer who has been successful on the merits or otherwise in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

      In accordance with the Maryland law, our Declaration of Trust contains a provision requiring us to indemnify and advance expenses to a trustee or officer of ours to the fullest extent permitted by Maryland law and permits us, to the extent determined by the Board of Trustees, to indemnify and advance expenses to other employees or agents of ours. Our Bylaws and Maryland law require us as a condition to advancing expenses, to obtain (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. The Bylaws permit us to indemnify and advance expenses to any person who served a predecessor of Correctional Properties Trust as a trustee, director, officer, or partner and to any employee or agent of ours or a predecessor of ours.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material federal income tax considerations relating to the taxation of Correctional Properties Trust as a REIT and the acquisition, ownership and disposition of our common shares. Because this summary only addresses the federal income tax consequences that generally apply to all holders that acquire, own or dispose of our common shares, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

1)	The tax consequences to you may vary depending on your particular tax situation;

2)	Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution or an insurance company or if you are otherwise subject to special tax treatment under the Internal Revenue Code;

3)	This summary does not address state, local or foreign tax considerations;

4)	This summary deals only with Correctional Properties Trust shareholders that hold common shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

5)	This discussion is not intended to be, and should not be construed as, tax advice.

      You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of acquiring, owning and disposing of our common shares in your individual tax situation, including any state, local or foreign tax consequences.

      The information in this section is based on the Internal Revenue Code, final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as reflected in private letter rulings, which are not binding on the Internal Revenue Service, except with respect to the specific taxpayers that received the rulings, and court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law, possibly with adverse consequences. Any change could apply retroactively. Correctional Properties Trust has not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of Correctional Properties as a REIT

General

      We elected to be taxed as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 1998. A REIT generally is not subject to federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification.

      We believe that we have been organized and operated, and we intend to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that we will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed by the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

      So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal corporate income tax as follows:

1)	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2)	Under some circumstances, we may be subject to the “alternative minimum tax” if we have items of tax preference.

3)	If we have net income from the sale or other disposition of “foreclosure property” (generally, property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property) that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, this income will be subject to tax at the highest corporate rate.

4)	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business.

5)	If we fail to satisfy either the 75% gross income test or the 95% gross income test, discussed below, but still maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year and (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

6)	We will be subject to a 4% excise tax if we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed ordinary income and net capital gain from prior taxable years.

The tax applies to the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid.

7)	We will be subject to a 100% penalty tax on some payments we receive, or on certain expenses deducted by a taxable REIT subsidiary, if arrangements among Correctional Properties, our tenants, and our taxable REIT subsidiaries, if we were to have any, are not comparable to similar arrangements among unrelated parties.

8)	We will be liable either for specified tax liabilities inherited from a taxable “C” corporation or for tax on any gain we recognize on our disposition of assets acquired from such a corporation if we acquire assets with a net built-in gain from such a corporation in a carryover basis transaction. A carryover basis transaction would include, for example, a tax-free reorganization. When a REIT acquires assets from a “C” corporation in a carryover basis transaction, the “C” corporation generally is required to recognize any net gain on those assets as if it had sold them in a taxable transaction. As the successor to the acquired entity, we would be liable for any tax owed by it as a result of the recognition of that gain. Applicable Treasury regulations, however, allow an acquiring

REIT, like Correctional Properties Trust, to make an election that causes the “C” corporation not to recognize any gain at the time of the acquisition and thus not to be subject to tax at that time. However, if during the 10-year period following the transaction the acquiring REIT disposes of any asset acquired in that transaction that had a built-in gain, the acquiring REIT would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain, but not on total built-in gains in excess of the net built-in gain. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted basis, determined in each case at the time of the acquisition.

Requirements for Qualification as a REIT

      The Internal Revenue Code defines a REIT as a corporation, trust or association:

1)	that is managed by one or more trustees or directors;

2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3)	that would be taxable as a domestic corporation but for Sections 856 through 859 of the Internal Revenue Code;

4)	that is neither a financial institution nor an insurance company subject to specified provisions of the Internal Revenue Code;

5)	the beneficial ownership of which is held by 100 or more persons;

6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations; and

9)	that meets other applicable tests, described below, regarding the nature of its income and its assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months.

      We believe that we have issued sufficient shares with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our organizational documents contain restrictions regarding the transfer of our shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our Declaration of Trust and Bylaws generally prohibit the actual or constructive ownership of more than 9.8% of the outstanding common shares or more than 9.8% of the outstanding shares of each class or series of preferred shares, unless an exception is established by our Board of Trustees. The restrictions also provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding shares otherwise would be considered owned by five or fewer individuals, then a number of shares necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable trust.

      To monitor compliance with condition (6) above, a REIT is required to send letters to its shareholders each year requesting information regarding the actual ownership of its shares. If we comply with that requirement and do not know, or exercising reasonable diligence would not have known, of a failure to meet condition (6) above, we will be treated as having met that condition.

Qualified REIT Subsidiaries

      If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary, the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself.

Taxable REIT Subsidiaries

      A taxable REIT subsidiary of a REIT is a corporation in which the REIT directly or indirectly owns shares and that elects, together with the REIT, to be treated as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary of a REIT owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of the REIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax when applicable, as a regular “C” corporation.

      Generally, a taxable REIT subsidiary can perform some impermissible tenant services, as described under “Income Tests Applicable to REITs,” without causing the REIT to receive impermissible tenant services income under the REIT income tests. Several provisions regarding the arrangements between a REIT and a taxable REIT subsidiary are intended to ensure that the taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to the REIT. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by a taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT

      A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below.

      We believe that CPT Operating Partnership, L.P., Correctional Properties North Carolina Prison Finance LLC and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or will be disregarded for federal income tax purposes but in either case not be taxable as corporations. If any of these entities were treated as a corporation, and if it were not treated as a taxable REIT subsidiary or a qualified REIT subsidiary, it would be subject to an entity level tax on its income, and we could fail to meet the REIT income and asset tests. See “— Taxation of Correctional Properties as a REIT — Income Tests Applicable to REITs” and “— Taxation of Correctional Properties as a REIT — Asset Tests Applicable to REITs” below.

      If CPT Operating Partnership were to receive a property as a capital contribution from a third party in exchange for a partnership interest in CPT Operating Partnership, and if the carryover tax basis of CPT Operating Partnership in that property were less than the fair market value of that property, Correctional Properties could be allocated depreciation deductions that would be smaller than if CPT Operating Partnership purchased that property instead of acquiring it in a capital contribution in exchange for a partnership interest in CPT Operating Partnership. In that case, Correctional Properties’ distributive share of the taxable income of CPT Operating Partnership also would be higher, and Correctional Properties’ real estate investment trust taxable income and earnings and profits would be higher, thereby increasing the amount of income that Correctional Properties would be required to distribute to maintain its status as a REIT and potentially increasing the portion of Correctional Properties’ distributions that are taxable as dividends.

Income Tests Applicable to REITs

      To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT, interest on obligations secured by mortgages on real property or on interests in real property, or from certain types of temporary investments. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stocks or securities.

      Rents that we receive will qualify as rents from real property in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to the personal property will not qualify as rents from real property.

      Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we are only allowed to provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide other services to tenants (except through a taxable REIT subsidiary or through an independent contractor that bears the expenses of providing the services and from which we derive no revenue) without giving rise to “impermissible tenant service income,” which is nonqualifying income for purposes of the income tests. For this purpose, the amount that we would be deemed to have received for performing any “impermissible services” will be the greater of the actual amount so received and 150% of our direct cost of providing those services. If impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, they will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property for purposes of the gross income tests.

      In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

1)	charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as permitted and described above);

2)	rent any property to a related party tenant, including a taxable REIT subsidiary;

3)	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

4)	directly perform services considered to be noncustomary or rendered to the occupant of the property.

Asset Tests Applicable To REITs

      At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Our real estate assets include, for this purpose, real estate assets held by our qualified REIT subsidiaries and our allocable share of real estate assets held by partnerships in which we have invested, as well as shares or debt instruments we have held for less than one year that we purchased with the proceeds of an offering of shares or certain long-term debt of Correctional Properties Trust;

2)	not more than 25% of our total assets may be represented by securities other than those permitted for the 75% asset test described in clause 1);

3)	except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset test described in clause 1):

•	the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding securities, determined by voting power or by value; and

4)	not more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

For purposes of the asset tests, securities may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” under Section 856(c)(7) of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership and the REIT holds at least a 20% profits interest in the partnership.

      With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of that issuer does not exceed 5% of the total value of our assets and that it complies with the 10% voting securities limitation and 10% value limitation. In this regard, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset test or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to maintain compliance with the asset tests, and we would attempt to take any available actions within 30 days after the close of any quarter in an effort to cure any noncompliance with the 25%, 20% or 5% asset test or the 10% value limitation of which we become aware within that period. If we failed to cure noncompliance with the asset tests within that time period, we would cease to qualify as a REIT.

Annual Distribution Requirements Applicable to REITs

      To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. See “— Taxation of Correctional Properties Trust as a REIT — General” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

      We intend to make timely distributions sufficient to satisfy our annual distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In that event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of Correctional Properties shares.

      Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the government based upon the amount of any tax reduction attributable to deficiency dividends.

      As a REIT, we may elect to retain and pay U.S. federal income tax on any net capital gain we may recognize in any taxable year. Net capital gain is the excess of net long-term capital gain over net short-term capital loss. In addition, we may elect to treat our shareholders as receiving an amount not in excess of our net capital gain for the taxable year. In that case, a U.S. shareholder will include in income his proportionate share of our undistributed net capital gain as long-term capital gain. The U.S. shareholder also will be deemed to have paid his proportionate share of tax we paid on our net capital gain and will receive a credit or refund for the amount of that tax in computing his U.S. federal income tax liability. A U.S. shareholder’s basis in our shares will increase by the amount of the undistributed long-term capital gain he includes in income, reduced by the U.S. shareholder’s share of our tax paid on that gain. For purposes of the 4% excise tax described below, any retained amounts would be treated as having been distributed.

      As mentioned above, we would be subject to a 4% excise tax if we fail to distribute during each calendar year at least the sum of:

1)	85% of our REIT ordinary income for the year;

2)	95% of our REIT capital gain net income for the year; and

3)	any undistributed taxable income from prior taxable years.

This 4% excise tax applies to the excess of such required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid.

Recordkeeping Requirements

      We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure of Correctional Properties Trust to Qualify as a REIT

      If we fail to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates or, if applicable, to the alternative minimum tax. If we fail to qualify as a REIT, we will not be required to make any distributions to shareholders, and we will not be able to deduct any distributions that we make to shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available to us for distributions to shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains we recognize, although corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that we would be entitled to any statutory relief.

Taxation of U.S. Shareholders

      As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of a Correctional Properties Trust common share that is, for U.S. federal income tax purposes:

1)	a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

2)	a corporation or other entity treated as a corporation for federal income tax purposes, created or organized under the law of the United States, any state or the District of Columbia;

3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

4)	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

      Generally, in the case of a partnership that holds Correctional Properties Trust common shares, any partner that would be a U.S. shareholder if it held the Correctional Properties Trust common shares directly is also a U.S. shareholder.

Distributions by Correctional Properties Trust

      So long as we qualify as a REIT, distributions to a U.S. shareholder out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the share on which the distributions are paid. Rather, the distributions will reduce the adjusted tax basis of the share. Distributions that exceed the U.S. shareholder’s adjusted basis in a share will be taxable as capital gains. If we declare a dividend in October, November, or December of any year with a record date in one of those months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

      Recently enacted U.S. federal income tax legislation reduced the maximum rate of U.S. federal income tax that noncorporate taxpayers pay on dividends to 15%. That legislation, however, generally does not apply to dividends paid by a REIT, except to the extent of dividends attributable to (i) income on which the REIT paid tax, for example, in cases when the REIT has distributed less than all of its REIT taxable income or has sold property subject to corporate tax because it was acquired from a C corporation within the preceding ten years with a carryover basis, (ii) dividends the REIT received from other REITs to the extent those dividends qualify for the 15% maximum rate, (iii) dividends the REIT received from corporations other than REITs and (iv) actual or deemed capital gain distributions by the REIT, except to the extent attributable to depreciation recapture, which remains subject to a 25% tax rate. A number of conditions must be satisfied to qualify for the new 15% tax rate, including the following. First, with respect to a qualifying dividend other than an actual or deemed capital gain distribution, you must also satisfy certain unhedged holding period requirements with respect to the stock on which the dividend is paid. Second, you must not receive a payment in lieu of a dividend on the stock, for example, when your broker lends your stock. Third, you must not be obligated to make related payments with respect to any position in substantially similar or related property. Fourth, in determining the amount of your deductible investment interest expense, if any, a dividend is treated as investment income only if you elect to treat the dividend as not eligible for the new maximum rate. The reduced rates apply for purposes of both the regular tax and the alternative minimum tax. In the case of dividends that otherwise would be taxed at the 10% or 15% rates, the new maximum rate is 5%, except for taxable years beginning after December 31, 2007, for which the tax is eliminated. The new reduced tax rates on dividends apply to taxable years beginning after December 31, 2002 and before January 1, 2009.

      We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held our shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

      Instead of paying capital gain dividends, we may elect to treat shareholders as receiving all or part of our net capital gain. We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder:

1)	will include in its income as long-term capital gain its proportionate share of the undistributed capital gain; and

2)	will be deemed to have paid its proportionate share of the tax Correctional Properties Trust paid on the undistributed capital gain and will receive a credit or refund with respect to that tax.

      A U.S. shareholder’s basis in our shares will increase by the amount of the undistributed long-term capital gain it includes in income, reduced by the U.S. shareholder’s share of our tax paid on that gain. Our earnings and profits will be adjusted appropriately.

      Recently enacted U.S. federal income tax legislation reduced the maximum rate of tax on the adjusted net capital gain of an individual, trust or estate to 15% (or, with respect to adjusted net capital gain that otherwise would be taxed at the 10% or 15% rates, to 5%, except for taxable years beginning after December 31, 2007, for which the tax is eliminated). The new reduced tax rates apply for purposes of both the regular tax and the alternative minimum tax. The lower rates of 8% and 18% for assets held more than five years were repealed. The new rules apply to taxable years ending on or after May 6, 2003 and before January 1, 2009, after which the maximum tax rate on adjusted net capital gain will be 20%. The maximum rate of tax on the portion of adjusted net capital gain attributable to depreciation recapture on depreciable real property held for more than one year is 25%. Thus, long-term capital gain that we allocate to a U.S. Holder will be subject to the 25% rate to the extent that gain does not exceed depreciation deductions taken on real property that we sold.

      We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

1)	a capital gain distribution subject to the new 15% maximum rate, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

Our designations of 15% and 25% rate capital gain dividends are effective only to the extent they do not exceed certain limitations.

      Distributions that we make and gain a U.S. shareholder recognizes on a sale or other taxable disposition of our shares will not be treated as passive activity income, and, as a result, U.S. shareholders generally will not be able to apply any “passive losses” against that income or gain. In addition, taxable distributions that we make generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital, capital gain or tax preference items to be taken into account for purposes of computing any alternative minimum tax liability of a shareholder. U.S. shareholders may not include in their individual income tax returns any of net operating losses or capital losses we may incur. We would carry over any operating or capital losses we incur for potential offset against our future income, subject to applicable limitations.

Sales of Shares

      Upon a sale or other taxable disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

1)	the amount of cash and the fair market value of any property received on the sale or other disposition and

2)	the holder’s adjusted basis in the shares for tax purposes.

      This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year at the time of the sale or other disposition. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult their tax advisors with respect to their capital gain tax liability. Corporate U.S. shareholders are subject to tax on capital gains at the same rates that apply to their ordinary income. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss to the extent of the distributions, if any, the U.S. shareholder received (or is treated as having received) from us that were treated as long-term capital gain.

Taxation of Tax-Exempt Shareholders

      Provided a tax-exempt shareholder has not held our common shares as “debt financed property” within the meaning of the Internal Revenue Code, our distributions will not be unrelated business taxable income, referred to as UBTI, to that shareholder. Similarly, gain from a sale of our shares will not constitute UBTI unless the tax-exempt shareholder has held the shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

      However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Correctional Properties will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” is treated as UBTI if received by any trust that is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the shares in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

      A REIT is a pension held REIT if it meets the following two tests:

1)	it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that shares owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trusts in proportion to their interests in the trusts rather than by the trusts themselves; and

2)	either (a) at least one pension trust holds more than 25% of the value of the REIT’s shares, or (b) a group of pension trusts, each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

      The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies when that percentage is less than 5% in any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception for pension trusts. Based on both our current share ownership and the limitations on transfer and ownership of shares contained in our organizational documents, we do not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Shareholders

      The rules governing the U.S. federal income taxation of a non-U.S. shareholder of our shares are complex. We intend the following discussion to be only a summary of those rules. A non-U.S. shareholder refers to a beneficial owner of our shares that is a nonresident alien individual, foreign corporation, foreign trust or foreign estate. For purposes of this discussion, “U.S. trade or business income” of a non-U.S. shareholder generally means a dividend, a capital gain dividend, a retained net capital gain that is taxable to our shareholders or gain on a sale or other taxable disposition of our shares if that dividend, capital gain dividend, retained net capital gain or gain is (i) effectively connected with trade or business conducted by the non-U.S. shareholder within the United States and (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the non-U.S. shareholder in the United States. A prospective non-U.S. shareholder should consult his own tax advisor to determine the effects of federal, state, local and foreign tax laws on an investment in our shares, including any reporting requirements.

Distributions By Correctional Properties Trust

      Our distributions to a non-U.S. shareholder that are neither attributable to gain from our sales or exchanges of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent they are made out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. These distributions generally will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are U.S. trade or business income. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the exemption for U.S. trade or business income. Dividends that are U.S. trade or business income will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that are U.S. trade or business income also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

      Distributions in excess of our current and accumulated earnings and profits that do not exceed the adjusted basis of a non-U.S. shareholder in our common shares will reduce the non-U.S. shareholder’s adjusted basis in our common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below. Distributions in excess of our current and accumulated earnings and profits that exceed a non-U.S. shareholder’s basis in our common shares will be taxable to the non-U.S. shareholder as gain from the sale of common shares, as discussed below.

      We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions made to a non-U.S. shareholder (including distributions that later may be determined to have been in excess of our current and accumulated earnings and profits) unless:

1)	a lower treaty rate applies and the non-U.S. shareholder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

2)	the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is U.S. trade or business income.

      We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies, if our shares constitute a U.S. real property interest. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld. Moreover, as noted below, we believe that our shares are not a United States real property interest, although we cannot guaranty that our shares are not or will continue not to be a United States real property interest.

      Distributions to a non-U.S. shareholder that we designate at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

1)	the investment in our common shares gives rise to U.S. trade or business income, in which case the non-U.S. shareholder will be subject to tax on that gain generally in the same manner as U.S. shareholders, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

2)	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net U.S. source capital gain for the taxable year.

      Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. shareholder that are attributable to gain from our sales or exchanges of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to recognize gain that is treated as U.S. trade or business income. Non-U.S. shareholders will be taxed on that gain generally in the same manner as U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. In the case of a non-U.S. shareholder that is a corporation, that gain also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

      We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. shareholders that are designated as capital gain dividends, or, if greater, 35% of the maximum amount that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder’s United States federal income tax liability.

      Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated for non-U.S. shareholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to credit against their U.S. federal income tax liability their proportionate share of the tax we paid on the undistributed capital gain, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Correctional Properties Trust were to exceed their actual United States federal income tax liability.

Sale of Common Shares

      Gain a non-U.S. shareholder recognizes upon a sale or other taxable disposition of our common shares generally will not be subject to U.S. federal income tax unless:

1)	it is U.S. trade or business income, in which case the non-U.S. shareholder will be subject to tax on the gain generally in the same manner as U.S. shareholders;

2)	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net U.S. source capital gain for the taxable year; or

3)	our common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

      The Correctional Properties common shares will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. shareholders. We believe that we currently are a domestically-controlled REIT and, therefore, that gain recognized on a sale or other taxable disposition of our common shares by a non-U.S. shareholder would not be subject to tax under FIRPTA. Because our shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT. Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale or other disposition still would not be subject to tax under FIRPTA if:

1)	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE, and

2)	the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or other disposition.

If gain on the sale or other taxable disposition of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. federal income tax on the gain generally in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

U.S. Estate Tax

      Upon the death of an individual shareholder of Correctional Properties who is not a citizen or a domiciliary of the United States, that individual’s shares will be treated as part of his U.S. estate for purposes of the U.S. estate tax, except as an applicable estate tax treaty may provide otherwise.

Information Reporting and Backup Withholding Tax Applicable To Shareholders

U.S. Shareholders

      In general, information reporting to the Internal Revenue Service will apply to distributions on our common shares and payments of the proceeds of the sale of our common shares, unless the U.S. shareholder is exempt or another exception applies. Further, the payer will be required to backup withhold at the rate of 28% if:

1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or fails to establish an exemption from backup withholding;

2)	the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

3)	there has been a notified payee underreporting of interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

4)	the payee has failed to certify under penalties of perjury that it is not subject to backup withholding under the Internal Revenue Code.

      Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Shareholders

      Generally, information reporting will apply to distributions on our common shares, and backup withholding at a rate of 28% may apply unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

      The payment of the proceeds from a sale of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of a sale of our common shares by a non-U.S. shareholder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

      Applicable Treasury regulations provide presumptions regarding the status of a shareholder when payments to the shareholder cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications as to payments made after December 31, 2000. Because the application of the these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences For Correctional Properties and Our Shareholders

      Correctional Properties and our shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Correctional Properties and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Correctional Properties should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Correctional Properties.

      A portion of the cash we use to fund distributions may come from dividends paid by a taxable REIT subsidiary, although we currently do not own any interest in a taxable REIT subsidiary. The income of a taxable REIT subsidiary is fully subject to U.S. federal, state and local income tax. In addition, a taxable REIT subsidiary may be limited in its ability to deduct interest payments made to us. To the extent we and any taxable REIT subsidiaries we may own are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

UNDERWRITING

      Citigroup Global Markets Inc. is acting as sole bookrunning manager of the offering. Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number
Underwriter	of Shares

Citigroup Global Markets Inc.	2,372,500
Banc of America Securities LLC	747,500
First Analysis Securities Corporation	130,000

Total	3,250,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

      The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $0.8033 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 487,500 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

      We, our officers and trustees, have agreed that, for a period of 45 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any common shares or any securities convertible into or exchangeable for our common shares. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

      Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiration of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering, in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

      The common shares are listed on the New York Stock Exchange under the symbol “CPV.”

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	Paid by Correctional Properties

	No Exercise	Full Exercise

Per share	$1.33875	$1.33875
Total	$4,350,938	$5,003,578

      In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell our common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short sales involve either purchases of the common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchase of shares in the open market while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession for a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that our portion of the total expenses of this offering will be $500,000.00.

      The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      Bank of America, N.A., an affiliate of Banc of America Securities LLC, an underwriter in this offering, is the agent and a lender under our Bank Credit Facility. Bank of America, N.A., will receive a portion of the net proceeds of the offering that are used to repay amounts borrowed under our Bank Credit Facility.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      Certain legal matters with respect to the validity of the securities offered under this prospectus supplement and certain matters of Maryland law will be passed on for us by Venable, Baetjer and Howard, LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Greenberg Traurig, P.A., West Palm Beach, Florida. Paul Hastings, Janofsky & Walker, LLP will pass upon certain legal matters relating to this offering for the underwriter.

EXPERTS

      Our consolidated financial statements and the related schedule at December 31, 2002 and for the year then ended, appearing in our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      Our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2001, 2000, and 1999, included and incorporated by reference in this prospectus have been audited by Arthur Anderson LLP, independent public accountants. We are unable to obtain the written consent of Arthur Andersen to the incorporation by reference of those reports and to the references to Arthur Andersen in this prospectus. This lack of consent may limit your ability to recover damages from Arthur Anderson under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading. We have incorporated these financial statements in reliance on Rule 437a under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. You may obtain a free copy of our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports on the day of filing with the SEC on our website at www.CorrectionalPropertiesTrust.com. You also may read our filings at the SEC’s web site at www.sec.gov. In addition, you may read any document we file at the SEC’s public reference room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

      We have filed with the SEC a registration statement on Form S-3 (File No. 333-90364) under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference rooms or web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we have disclosed important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and information that we file with the SEC, prior to the completion of this offering, will automatically update and supersede this information. Our SEC filing number is 001-14031. In addition to the documents incorporated by reference in the accompanying prospectus, we incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

•	Current Report on Form 8-K filed (not including information furnished under Item 9, which information is not incorporated by reference in this prospectus filed on April 25, 2003.

•	Current Report on Form 8-K filed (not including information furnished under Item 9, which information is not incorporated by reference in this prospectus) filed on July 15, 2003.

•	Our Proxy Statement filed on March 26, 2003 in connection with our 2003 annual meeting of shareholders.

      To the extent two statements are inconsistent, the more recent statement supersedes the older one. For example, if a statement contained in this prospectus is inconsistent with a statement in one of the documents listed above, the statement in this prospectus would be more recent and would supersede the one incorporated by reference.

      We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the completion of this offering. In no event, however, will any of the information that we disclose under Item 9 or Item 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise included in, this prospectus.

      You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

Investor Services Department

Correctional Properties Trust
3300 PGA Boulevard, Suite 750
Palm Beach Gardens, FL 33410
Telephone: (561) 630-6336
Facsimile: (561) 630-6311

Prospectus

$250,000,000

Correctional Properties Trust

             By this prospectus, we may offer:

•	Common Shares

•	Preferred Shares

•	Depositary Shares

•	Debt Securities

•	Warrants

      We will provide the specific terms of these securities in supplements to this prospectus when we offer these securities. You should read this prospectus and the supplements carefully before you invest.

      PLEASE READ “RISK FACTORS” BEGINNING ON PAGE 2 FOR A DISCUSSION OF MATERIAL RISKS YOU SHOULD CONSIDER BEFORE YOU INVEST.

      Our common shares are listed and traded on the New York Stock Exchange under the symbol “CPV.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

June 12, 2002

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the reporting requirements of the Securities Exchange Act of 1934, and are required to file annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the Commission at 1-800-SEC-0330 for further information on the Commission’s public reference facilities. The Commission also maintains a computer site on the World Wide Web (http://www.sec.gov) that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the Commission. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus is a part of a registration statement on Form S-3 filed with the Commission to register offers and sales of the securities described in this prospectus under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the Commission as indicated above or from us.

INFORMATION INCORPORATED BY REFERENCE

      The Commission allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the Commission, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

      We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

SEC Filing (File No. 1-14031)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Report on Form 10-Q	Quarter ended March 31, 2002
Description of our common shares contained in Registration Statement on Form 8-A, as supplemented by the description of our common shares contained in this prospectus	Dated April 14, 1998
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus and before the termination of the offering

      You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

Investor Services Department

Correctional Properties Trust
3300 PGA Boulevard, Suite 750
Palm Beach Gardens, FL 33410
Telephone: (561) 630-6336
Facsimile: (561) 630-6311

      Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

ii

FORWARD-LOOKING STATEMENTS

      This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates and projections about the business marketplace in which we operate. This prospectus also includes management’s beliefs and assumptions. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For example, this prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements regarding:

•	our belief that the privatized corrections industry has potential for substantial growth in the United States;

•	our plan to continue to acquire correctional and detention facilities from both private prison operators and governmental entities;

•	our ability to successfully lease our correctional and detention facilities to experienced correctional and detention facility operators;

•	our estimates regarding the expansion of our existing correctional and detention facilities; and

•	our statements regarding our financial resources and the continued financial strength of our facility lessees.

      These forward-looking statements reflect our current views regarding future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	our reliance on Wackenhut Corrections Corporation as the lessee of eleven of our thirteen correctional facilities which currently accounts for 78% of our total revenues;

•	our ability to access substantial additional cost effective financing capacity to acquire additional correction facilities or to successfully refinance our existing debt at its maturity;

•	our ability to continue to qualify as a REIT;

•	our reliance upon government appropriations for payments under correctional and facility operations management services contracts, and our leases;

•	the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; and

•	our dependence on the services of a small group of executive officers to operate our company.

      These factors and changes in the real estate markets and the general economy as well as the factors under the heading “Risk Factors” beginning on page 3 of this prospectus, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur and actual results could be substantially different than expected.

iii

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell from time to time up to $250,000,000 of our common shares, preferred shares, depositary shares, debt securities and warrants, in any combination. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described in this prospectus, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before purchasing any securities.

      Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “the Company,” “we,” “us,” “our” and similar references mean Correctional Properties Trust and its subsidiaries.

CORRECTIONAL PROPERTIES TRUST

      We are a fully integrated, self-administered and self-managed real estate investment trust or REIT that acquires correctional and detention facilities from both private prison operators and governmental entities and leases such facilities to experienced correctional and detention facility operators under long-term, non-cancelable, triple-net leases (leases where the tenant is required to pay all operating expenses, taxes, insurance, structural and non-structural repairs and other costs). On March 16, 2001 and June 2, 2001, we acquired the Mountain View Correctional Facility in Spruce Pine, North Carolina and the Pamlico Correctional Facility in Bayboro, North Carolina, respectively. Both of these facilities are leased to the State of North Carolina, and operated by the North Carolina Department of Corrections. With the exception of these two facilities, our remaining eleven facilities are privately managed facilities that are leased to and operated by Wackenhut Corrections Corporation. We are currently the only publicly-traded REIT which focuses exclusively on the acquisition and ownership of correctional and detention facilities. As of April 1, 2002, we owned and leased thirteen correctional properties in nine states with an aggregate design capacity of 7,282 beds.

      We were formed in February 1998 as a Maryland REIT. Our principal executive offices are located at 3300 PGA Boulevard, Suite 750, Palm Beach Gardens, FL 33410. Our telephone number is (561) 630-6336. So long as we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the net income that we distribute currently to our shareholders.

RECENT DEVELOPMENTS

Merger between the Wackenhut Corporation and Group 4 Falck

      On March 8, 2002, The Wackenhut Corporation, which is the parent company and 57% owner of Wackenhut Corrections Corporation, announced that it had signed a definitive merger agreement with Group 4 Falck, a multinational security and corrective services company, headquartered in Copenhagen, Denmark, which is publicly traded on the Copenhagen Exchange. The Wackenhut Corporation and Wackenhut Corrections have historically been traded individually on the New York Stock Exchange under the symbols “WAK” and “WHC”, respectively. On May 8, 2002, the merger was completed. As a result of the completion of the merger between The Wackenhut Corporation and a subsidiary of Group 4 Falck, The Wackenhut Corporation is no longer publicly traded, or listed on the NYSE. Wackenhut Corrections continues to be publicly traded and listed on the NYSE.

      We currently lease eleven correctional facilities to Wackenhut Corrections under long-term, triple-net leases. The terms and conditions of these non-cancelable leases will remain unchanged as a result of the merger. The average remaining life on these eleven leases as of April 1, 2002 is approximately 6.5 years.

Agreement for the Sale of the Jena Juvenile Justice Center and Termination of Lease

      On May 14, 2002, we announced that we have entered into an Agreement to Purchase and Sell with the State of Louisiana, under which the State of Louisiana is expected to acquire the Jena Juvenile Justice Center from us. We will receive net proceeds of $15,500,000 from the sale. The sale is not expected to close until the fourth quarter of 2002.

      We have also entered into a Lease Termination Agreement with Wackenhut Corrections, the lessee of the Jena Juvenile Justice Center, under which Wackenhut Corrections will, conditioned upon the sale of the Jena Juvenile Justice Center to the State of Louisiana, make a cash payment of $2,500,000 to us as consideration for us terminating the existing lease. We will receive a total of $18,000,000, including the sale proceeds and lease termination fee.

      Under the terms of the Lease Termination Agreement, Wackenhut Corrections has agreed to pay to us, the difference between $15,500,000 and the expected net proceeds of approximately $14,500,000 to be received by us from the State of Louisiana. Wackenhut Corrections has also agreed to indemnify us against related liabilities and to pay all of our expenses associated with the sale of the Jena Juvenile Justice Center to the State of Louisiana. Wackenhut Corrections is obligated to pay our expenses, whether or not a closing occurs.

      The Agreement to Purchase and Sell is subject to certain conditions, including approval by the Louisiana State Legislature of funding for the purchase and operation of the Jena Juvenile Justice Center. Except for the obligation of Wackenhut Corrections to pay our expenses in connection with the transaction, the termination of the Jena Juvenile Justice Center lease under the Wackenhut Corrections Lease Termination Agreement becomes effective only at the time the State acquires the Jena Juvenile Justice Center.

RISK FACTORS

      This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates and projections about the business marketplace in which we operate. This prospectus also includes management’s beliefs and assumptions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

We would Incur Adverse Tax Consequences if We Fail to Continue to Qualify as a REIT.

      You are subject to the risk that we may not continue to qualify as a REIT. As a REIT, we must distribute at least 90% of our REIT taxable income to our shareholders, which include not only holders of our common shares but also holders of our preferred shares, of which currently there are no preferred shares outstanding. Failure to pay full dividends on the preferred shares would prevent us from paying dividends on our common shares and could jeopardize our qualification as a REIT. See “Federal Income Tax Consequences — Taxation of Correctional Properties as a REIT.”

      A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders. For any taxable year that we fail to qualify as a REIT and the relief provisions do not apply, we would be taxed at the regular corporate rates on all of our taxable income, whether or not we make any distributions to our shareholders. Those taxes would reduce the amount of cash available for distribution to our shareholders or for reinvestment. As a result, our failure to qualify as a REIT during any taxable year could have a material adverse effect upon us and our shareholders. Furthermore, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which we fail to qualify.

Provisions in Our Organizational Documents and Provisions of Maryland Corporate Law may Prevent Changes in Control.

      Restrictions in our organizational documents may limit changes in control. Unless our board of trustees waives these limitations, no shareholder may own more than 9.8% of (i) the number of shares of any class or series of common shares or (ii) the number of shares of any class or series of preferred shares. These limitations are designed, to the extent possible, to avoid a concentration of ownership that might jeopardize our ability to qualify as a real estate investment trust or REIT. These limitations, however, also make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of our public shareholders. These provisions will prevent future takeover attempts not approved by our board of trustees even if a majority of our public shareholders deem it to be in their best interests because they would receive a premium for their shares over the shares’ then market value or for other reasons. See “Description of Common Shares — Ownership Limitations.” Further, we are subject to provisions of Maryland corporate law, which subject to certain exceptions will prohibit us from engaging in any “business combination” with a person who beneficially owns 10% or more of the voting power of our capital stock, referred to as an interested shareholder, for a period of five years following the date that such person became an interested shareholder, unless the business combination is approved in a prescribed manner.

      These provisions of Maryland corporate law may have the effect of delaying, deterring or preventing a change in our control, may discourage bids for our common shares at a premium over market price and may adversely affect the market price of our common shares.

We Rely on Wackenhut Corrections, as the Lessee of the Majority of Our Facilities, for Approximately 78% of Our Total Revenues which Impacts Our Ability to make Distributions.

      Wackenhut Corrections is the lessee of eleven of the thirteen facilities we own. Approximately 78% of our revenues, and our ability to make distributions to our shareholders, will depend solely upon Wackenhut Corrections making rent payments and satisfying its obligations to us. Any failure or delay by Wackenhut Corrections in making rent payments may adversely affect our ability to make anticipated distributions. We believe that Wackenhut Corrections has sufficient assets and income to enable it to satisfy its obligations to us at this time; however, there can be no assurance that Wackenhut Corrections will have such assets or income in the future. In addition, although we will have general recourse to Wackenhut Corrections under our lease agreements, Wackenhut Corrections’ obligations under the lease agreements will not be secured by any of its assets.

      Failure by Wackenhut Corrections to comply with the material terms of any lease agreement would give us the right to terminate such lease agreement and enforce the obligations of Wackenhut Corrections thereunder, but could also require us to find another lessee for such facility or risk losing our ability to elect or maintain our REIT status. Similarly, there can be no assurance that Wackenhut Corrections will elect to renew a lease agreement upon expiration of its initial or any subsequent term, which would also force us to find a suitable replacement lessee. In either circumstance, due to the limited number of qualified operators in the correctional and detention industry, we may be unable to locate a suitable lessee or to attract such a lessee, and may, therefore, be required to reduce the rent, which would have the effect of reducing our cash available for distribution to our shareholders. Furthermore, depending on the economy and the financial condition of Wackenhut Corrections, Wackenhut Corrections could default on or elect to terminate one or more of its operating agreements, adversely affecting their ability to continue to make payments to us under the related lease agreements.

We Rely on Two Customers who Account for 100% of Our Lease Agreement Revenue.

      Wackenhut Corrections and the State of North Carolina are the only parties with whom we have entered into lease agreements and, accordingly, account for 100% of our lease agreement revenue.

We may be Subject to Future Conflicts with Wackenhut Corrections.

      Wackenhut Corrections and our company may be in situations where they have differing interests resulting from the ongoing relationship between the companies. Such situations include the fact that (i) Wackenhut Corrections leases eleven facilities from us, (ii) we have the option to acquire certain other facilities from Wackenhut Corrections, (iii) Wackenhut Corrections will have a right of first refusal on the proposed sale by us of any facilities currently leased to Wackenhut Corrections, and (iv) the Chairman of our board of trustees, Dr. George Zoley, serves simultaneously as the Chairman of the board of directors of Wackenhut Corrections, (v) until May 2002 when they resigned, two of our trustees, George Wackenhut and Richard Wackenhut had served on the board of directors of Wackenhut Corrections, while also serving on our board of trustees, and (vi) two of our trustees (Messrs. Jones and Travisono), the former of whom is our President and CEO, previously served as executive officers or directors of Wackenhut Corrections prior to our initial public offering on April 28, 1998. Accordingly, the potential exists for future disagreements as to the compliance with the lease agreements or the values of the facilities leased to Wackenhut Corrections or lease payments therefor. Because of the relationship of certain of our trustees with Wackenhut Corrections, such trustees’ decisions relating to the enforcement of our rights under the lease agreements and other matters may not reflect our best interests or our shareholders. Additionally, the possible need by us, from time to time, to finance, refinance or effect a sale of any of the leased facilities may result in a need to modify the lease agreement applicable to such facility. Any such lease modification will require the consent of Wackenhut Corrections, and the lack of consent from Wackenhut Corrections could adversely affect our ability to consummate such financing or sale. Because of the relationships described above, there is the risk that we will not achieve the same results in our dealings with Wackenhut Corrections that we might achieve if such relationships did not exist.

      In the event Wackenhut Corrections’ operating revenues from the facilities currently leased by us to Wackenhut Corrections increase significantly over prior periods or, in the case of new facilities, projected operating expenses with respect thereto are less than historical or projected operating expenses, Wackenhut Corrections could benefit disproportionately therefrom because lease payments are fixed except for annual rent escalators in accordance with fixed increases or increases in the Consumer Price Index (CPI).

We Lack Control Over Day-to-Day Operations of Our Facilities.

      To qualify as a REIT for federal income tax purposes, we may not operate or participate in decisions affecting the operations of any of the facilities acquired or owned by us. Wackenhut Corrections controls the operations of eleven facilities each of which have an initial term of ten years and three renewal terms of five years each, exercisable by Wackenhut Corrections. The North Carolina Department of Correction operates our other two facilities, each of which have an initial lease term of ten years and two renewal terms of ten years each, exercisable exclusively at the option of the State of North Carolina. We have no authority to require Wackenhut Corrections or the North Carolina Department of Correction to operate the facilities in a particular manner or to govern any particular aspect of their operation except as set forth in lease agreements. Thus, even if we believe Wackenhut Corrections or the North Carolina Department of Correction is operating certain facilities inefficiently or in a manner adverse to our interests, we may not be able to require Wackenhut Corrections or the North Carolina Department of Correction to change their method of operation. We are limited to seeking redress only if Wackenhut Corrections or the North Carolina Department of Correction violates the terms of any lease agreement, in which case our primary remedy is to terminate the relevant lease agreement or, in certain circumstances, all of the leases, and seek to recover damages from Wackenhut Corrections or the North Carolina Department of Correction, as the case may be. If a lease agreement is terminated, we will be required to find another suitable lessee or risk losing our ability to elect or maintain REIT status. There is also no assurance that we will be able to locate a suitable replacement lessee or to attract such lessee, or that it could obtain a rental rate comparable to that paid by Wackenhut Corrections or the North Carolina Department of Correction under the related lease agreement.

We may be Subject to Corrections Industry Risks Regarding General Demand for Facilities and, in many Cases, for Privatized Facilities.

      The ability of our facility operators to operate successfully in the correctional and detention industry depends on a number of factors, the most important of which is the continuation of demand by governmental agencies for additional correctional and detention facilities as well as the continued demand for privatized correctional and detention facilities. A deterioration in the demand for correctional and detention facilities in general and, in many cases, for privatized correctional and detention facilities, or a worsening in our facility operators’ relationships with governmental entities or the terms upon which our facility operators operate correctional and detention facilities, may adversely affect our facility operators’ business. Neither we nor our facility operators, other than the State of North Carolina, have any control over whether governmental agencies will contract for private prison services. Furthermore, because operating agreements are subject to either annual or bi-annual governmental appropriations, the failure by a governmental agency to receive such appropriations could result in termination of the contract by such agency or a reduction of the correctional services management fee payable to the facility operator. The termination of a facility management services or operating agreement, or a reduction in fees related to such agreement, by any governmental entity may adversely affect our facility operators’ ability to make lease payments to us.

We are Subject to Lease Payment Collection Risks because our Lease Agreements are Longer than Facility Management Services or Operating Agreements Held by Wackenhut Corrections.

      The typical correctional and detention facility management services or operating agreements held by Wackenhut Corrections, compared to the State of North Carolina which does not require a management services or operating agreement, have terms of one or more years, which operating terms are shorter than our lease agreements, and generally contain one or more renewal options. Only the contracting governmental agency may exercise a renewal option of a management services or operating agreement and no assurance can be given that any agency will exercise a renewal option in the future. Regardless of the terms of the operating agreements, Wackenhut Corrections, depending on its financial condition, could default on or elect to terminate its operating agreements. Wackenhut Corrections is obligated to continue to make payments under the lease agreements for a facility even if the facility management services or operating agreement for such facility is not renewed or is otherwise terminated. There can be no assurance that Wackenhut Corrections will be able to secure an alternate contract or an alternate source of inmates under such circumstances. The non-renewal of a facility management services or operating agreement and the inability to secure an alternate agreement or source of inmates could materially and adversely affect Wackenhut Corrections’ financial condition and their ability to make lease payments to us.

We are Limited in the Availability of Alternate Lessees.

      There is a limited number of qualified private correctional and detention facility operators available to replace our existing lessees upon expiration or early termination of a lease agreement. If we elect to terminate a lease upon our existing lessees’ failure to pay or because of another default under a lease agreement, the contracting government entity is under no obligation to enter into a facility management services or operating agreement with a proposed replacement lessee. Our ability to attract a replacement lessee therefore may be dependent on the willingness of the government entity to contract with the replacement lessee for correctional and detention facility services. Even if a replacement lessee is identified and willing to lease a facility, no assurance can be given that the rental rate under the replacement lease will equal the rental rate payable to us under the lease agreement with our existing lessees.

The Correctional and Detention Industry is Subject to Governmental Regulation, Oversight, Audits and Investigations.

      The correctional and detention business is highly regulated by a variety of governmental authorities which continuously oversee correctional and detention business and operations. For example, the contracting agency typically assigns full-time, on-site personnel to a facility to monitor the facility operator’s compliance with contract terms and applicable regulations. Failure to comply with correctional services management contract terms or regulations could expose a facility operator to substantial penalties, including the loss of an operating contract. In addition, changes in existing regulations could require the facility operator to modify substantially the manner in which it conducts business and, therefore, could have a material adverse effect on the facility operator. Additionally, private facility operating agreements give the contracting agency the right to conduct routine audits of the facilities and operations. An audit involves a governmental agency’s review of the facility operator’s compliance with the prescribed policies and procedures established with respect to the facility. The facility operator also may be subject to investigations as a result of an audit, an inmate’s complaint or other causes. The termination of a facility operating agreement or modification of the standards for operation of a facility may adversely affect a facility operator’s ability to make rent payments to us.

Fluctuations in Prison Occupancy Levels may Adversely Impact the Facility Operator’s Ability to make Payments to Us Under the Lease Agreements’ Fixed Payment Schedule.

      A substantial portion of a correctional and detention private facility operator’s revenues are generated under facility operating agreements that specify a net rate per day per inmate (the “Per Diem Rate”) based upon occupancy levels (some facility operating agreements provide for guaranteed minimum occupancy levels), while a substantial portion of the facility operator’s cost structure is fixed. Under a Per Diem Rate structure, a decrease in occupancy rates could cause a decrease in revenues and profitability of a private operator. A private facility operator is, therefore, dependent on government agencies housing a sufficient number of inmates to meet the facility’s design capacities. A failure by a governmental agency to do so may cause the private facility operator to forgo revenues and income or delay recognition of revenues and income to later periods. Any delay in the receipt of revenues from a government entity may adversely affect a private facility operator’s ability to make rent payments to us.

We are Subject to Risks Associated with the Limited Acceptance of Private Prison Operation.

      Management of correctional and detention facilities by private entities has not achieved complete acceptance by either governmental entities or the public. Some sectors of the federal government and some state governments lack the legal authority to delegate their traditional management responsibilities for correctional and detention facilities to private companies. The operation of correctional and detention facilities by private entities is a relatively new concept, is not widely understood by the public and has encountered resistance from certain groups, such as labor unions, local sheriff’s departments and groups that believe correctional and detention facility operations should only be conducted by governmental entities. Such resistance may cause a change in government and public acceptance of privatized correctional and detention facilities. In addition, changes in dominant political parties in any of the markets in which a facility operator provides services could result in significant changes to previously established views of privatization in such markets. If any such events were to materialize, the number of otherwise suitable investments which are available to us could be substantially reduced. Furthermore, as a result of negative publicity about privatization in general, our ability to locate land that can be leased or acquired on economically favorable terms by the facility operator or other entities working with the facility operator in conjunction with the facility operator’s proposal to construct and/or operate a facility may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. An escape, riot or other disturbance at any privately-managed facility may result in publicity adverse to the private facility operator and the correctional industry in general, which could adversely affect the facility operator’s business, including the renewal of the governmental entity’s contract and the availability of suitable investment opportunities.

We are Subject to Potential Legal Proceedings.

      As an owner of real property, we may be subject to certain proceedings relating to personal injury of persons occurring at the correctional or detention facilities. We may be held responsible under state laws for claims based on personal injury to inmates, civil rights assertions by inmates or damage to certain personal property improvements owned by the lessee. While we have included provisions in our leases providing for indemnity against such claims, there can be no assurance that such indemnity provisions will be upheld in all circumstances or that we will be able to collect indemnification payments from such operators. The indemnification obligations of such operators may adversely affect the ability of such entity to make lease payments to us. Furthermore, our failure to collect indemnity payments could adversely affect our ability to make expected distributions to our shareholders.

We Depend on the Services of a Small Group of Executive Officers to Operate Our Company.

      We are dependent on the efforts of our trustees and executive officers. In particular, we utilize the industry knowledge, experience and contacts of Dr. George Zoley, our Chairman of the board of trustees, and Charles Jones, our President and Chief Executive Officer and one of our trustees. We have not entered into employment agreements with either of Dr. Zoley and Mr. Jones and there can be no assurance that Mr. Jones will continue his employment with us or that Dr. Zoley will continue to serve as Chairman of the board of trustees. The loss of the services of either of these individuals could have a material adverse effect on us. Specifically, if we were to lose the services of either or both Dr. Zoley or Mr. Jones, we would lose the benefit of their extensive knowledge of, and experience in, the correctional and detention industry, and we would be required to obtain services of a new Chairman and Chief Executive Officer in order to continue our operations. Dr. Zoley simultaneously serves as Chairman and Chief Executive Officer of Wackenhut Corrections, and as our Chairman. In this regard, there is a risk that time commitments which Dr. Zoley faces in his capacities with Wackenhut Corrections, where he is employed full time and which pays his entire salary and bonus, will reduce the time and level of services which he can provide to us.

Wackenhut Corrections’ Right of First Refusal on Our Facilities Limits Our Operational Flexibility.

      Wackenhut Corrections has a right of first refusal in the event we obtain an acceptable third party offer to acquire an interest in any of the facilities currently under lease with Wackenhut Corrections. Pursuant to such right, prior to selling any interest in any facility, we must first offer to sell such facility to Wackenhut Corrections on the same terms and conditions contained in such third party offer. If Wackenhut Corrections declines to purchase the facility on such terms and conditions, we will be free to sell such facility for a specified period of time on terms and conditions substantially consistent with those offered to Wackenhut Corrections. No assurance can be given that Wackenhut Corrections’ right of first refusal will not have an adverse effect on our ability to resell the facilities from time to time in the future or the sales price we obtain for such facilities.

We and Our Shareholders are Subject to Financing Risks.

Debt Increases Risk of Loss

      In making real estate investments, we may borrow money, which increases the risk of loss of our shareholders’ investments. At December 31, 2001, our debt of $137.5 million was approximately 53% of our total capitalization structure.

Interest Rate Swaps

      We have entered into arrangements where we have limited the risk of fluctuating interest rates on some of our outstanding debt by swapping some of our floating interest rate debt with fixed interest rates. While we are protected from increasing interest rates once interest rates exceed our fixed rates, we do not benefit from lower interest rates on that portion of our debt subject to fixed interest rates. We are also subject to breakage fees in the event we terminate the interest rate swap arrangements prior to the end of their terms.

Reduction in Pledge Pool Borrowing Base Under Our Bank Credit Facility

      Our ability to borrow funds under our bank credit facility depends on the number of our facilities which may be included in the pledge pool borrowing base. If an operating agreement or management contract between a governmental agency and one of our facility lessees is terminated or expires, the facility may be excluded from the pledge pool borrowing base under the terms of our bank credit facility. If any such facility is taken out or excluded from the pledge pool borrowing base, our ability to comply with the restrictive covenants or draw additional amounts from the bank credit facility may be adversely impacted.

Issuing Additional Shares Reduces the Interest of Existing Shareholders

      Issuing additional equity securities can dilute the interest of our shareholders in our company. We intend to issue additional equity securities under this registration statement. See “Description of Common Shares”, and “Description of Preferred Shares”, for a discussion of the terms of the common shares and preferred shares, respectively.

Our Dependence on Debt could Adversely Affect Our Cash Available for Distribution and Our Acquisition Strategy.

      As a result of incurring debt, we are subject to the risks normally associated with debt financing, including the risk that our funds from operations will be insufficient to meet our debt service obligations and, to the extent that it cannot, the risk that we may lose some or all of our assets, including any facilities that secure our bank credit facility or other indebtedness, to foreclosure. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt, such as our bank credit facility, and could reduce the amount of cash available for distribution. Adverse economic conditions could cause the terms on which current or potential new borrowings become available to us to be unfavorable or possibly unavailable. In such circumstances, if we are in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to liquidate one or more of our investments, which may result in a financial loss to us. If a facility is mortgaged to secure payment of indebtedness, and we are unable to meet mortgage payments, our facilities could be foreclosed upon or otherwise transferred to the mortgagee with a consequent loss of income and asset value to us.

      We intend to continue to successfully execute a growth strategy which includes acquiring correctional and detention facilities. There is a risk that we will not have access to sufficient debt or equity capital needed to pursue our acquisition strategy. In order to continue to qualify as a REIT, we must distribute at least 90% of our REIT taxable income to our shareholders. Because this requirement means we generally cannot retain cash generated by operating activities, we may need access to debt or equity capital. Our capitalization structure is 53% debt and 47% equity, which results from our debt policy to generally maintain a ratio of total consolidated indebtedness to total market capitalization plus total consolidated debt (determined at the time the borrowing occurs) of approximately 50% or less. However, our organizational documents do not contain such limitations and the board of trustees could alter or eliminate the debt policy, subject to applicable restrictions including compliance with covenants of our loan agreements.

      If the debt policy were changed or eliminated, we could become more highly leveraged, resulting in an increase in debt service, which could adversely affect our cash available for distribution and our ability to make expected distributions to our shareholders and result in an increased risk of default on our debt obligations. Accordingly, because we generally cannot retain earnings due to our requirement as a REIT to distribute at least 90% of our REIT taxable income, and the amount of debt that we can incur is limited by the debt policy, our ability to continue making acquisitions will depend primarily on our ability to obtain additional private or public equity financing. There is no assurance that such financing will be available to us when needed or on terms that are favorable to us.

We are Subject to Risks Inherent in Owning Real Estate because Our Business Consists Primarily of Acquiring and Serving as Lessor of Real Estate.

Value of Our Investments may be Reduced by General Risks of Real Estate Ownership

      Because we derive substantially all of our income from real estate ownership, we are subject to the general risks of owning real estate-related assets, including:

•	lack of demand for correctional and detention facilities in a locale;

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing facilities in an area;

•	the impact of environmental protection laws;

•	changes in interest rates and availability of financing which may render the sale, financing or refinancing of a property difficult or unattractive;

•	changes in real estate and zoning laws, including special use permits required to operate a correctional facility; and

•	changes in tax laws, and other laws affecting REITs and correctional facilities.

We May Incur Significant Environmental Costs and Liabilities.

      As an owner and lessor of real properties, under various federal, state and local environmental laws, we may be required to clean up spills or other releases of hazardous or toxic substances on or from our properties. Certain environmental laws impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. In some cases, liability may not be limited to the value of the property. The presence of these substances, or the failure to properly remediate any resulting contamination, also may adversely affect the owner’s or lessor’s ability to sell, lease or operate its property or to borrow using its property as collateral.

      Preliminary environmental assessments have been conducted on all of our properties (and we intend to conduct these assessments in connection with new property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, our properties. These assessments generally consist of an investigation of environmental conditions at the property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with a property assessment relating to the acquisition of Mountain View Correctional Facility in Spruce Pine, North Carolina, we have implemented a state ordered remediation plan, which includes increased vegetation, among other measures, to address soil erosion on the property which contains the Mountain View Correctional Facility. Some of our other facilities may be subject to other federal or state environmental investigations or remedial actions. We have obtained, with respect to recent acquisitions and intend to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that we believe are sufficient to cover any related potential liabilities. Although we cannot provide any assurance, based on the preliminary environmental assessments, we believe we have funds available to cover any liability from environmental contamination or potential contamination and we are not aware of any environmental contamination of our facilities material to our overall business, financial condition or results of operation.

We are Subject to Valuation and Liquidity Risks and Our Properties are Special Use.

      Real estate investments are relatively illiquid, particularly those in special use facilities. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. If we must sell an investment, there can be no assurance that we will be able to dispose of it in the time period we desire or that the sale price of any investment will recoup or exceed the amount of our investment, particularly given the limited alternate uses of the facilities.

We are Subject to Acquisition Risks.

      We intend to pursue acquisitions of additional correctional and detention facilities. Acquisitions entail risks that investments will fail to perform in accordance with expectations as well as general investment risks associated with any new real estate investment. The fact that we must distribute 90% of REIT taxable income in order to maintain our qualification as a REIT may limit our ability to rely upon lease income from our existing facilities or, other facilities we may purchase, to finance acquisitions. As a result, if debt or equity financing were not available on acceptable terms, further acquisition activities might be curtailed or cash available for distribution might be adversely affected.

      We may raise capital through the sale of securities registered under this registration statement in anticipation of one or more planned acquisitions. However, we may not be able to close some or all of these planned acquisitions due to a variety of factors including economic conditions, financial changes with respect to the target company or facility or inability of the parties to agree upon material terms. In the event capital raised pursuant to the sale of securities registered under this registration statement is not applied to any of the planned acquisitions, we may not be able to pay down the outstanding debt which has high fixed interest rates without incurring a significant breakage fee to terminate the applicable interest rate swap arrangements.

We are Subject to Uninsured Losses.

      The lease agreements require our lessees to maintain insurance with respect to each of the facilities. Our lessees carry comprehensive liability, fire, earthquake, flood (for certain facilities) and extended insurance coverage with respect to such properties with policy specifications and insurance limits customarily carried for similar properties. There are, however, certain types of losses which may be either uninsurable or not economically insurable. Subject to the terms of the lease agreements, should an uninsured loss occur, we could lose both our capital invested in, and anticipated profits from, one or more of our facilities. In our opinion, our facilities are adequately insured in accordance with industry standards.

RATIO OF EARNINGS TO FIXED CHARGES

      For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes and extraordinary items, interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, and amortization of original issue discount and debt issue costs. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs.

	For the
	Three Months
	Ended		For the Year Ended			For the Period
	March 31,		December 31,			February 18, 1998
						(Inception) Through
	2002	2001	2001	2000	1999	December 31, 1998

Ratio Of Earnings To Fixed Charges	1.86	2.07	1.87	2.13	2.67	18.95

USE OF PROCEEDS

      Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus to acquire additional correctional and detention facilities and for general working capital purposes, including repayment of debt. Pending their use, we may invest the net proceeds in short-term, interest bearing securities.

THE SECURITIES

      We may from time to time offer under this prospectus, separately or together:

•	common shares;

•	preferred shares which may be represented by depositary shares as described below;

•	unsecured senior or subordinated debt securities; and

•	warrants to purchase (i) common shares; (ii) preferred shares; and (iii) debt securities.

      The aggregate initial offering price of the offered securities will not exceed $250,000,000.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

      Our authorized capital stock consists of 150,000,000 common shares, par value $.001 per share, and 50,000,000 preferred shares, par value $.001 per share. These preferred shares have not been designated as to series and are available for issuance from time to time in one or more series at the discretion of our board of trustees. Under our declaration of trust, the trustees, by majority vote, will be able to amend the declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any series or class that we have authority to issue. The board of trustees also will have the power to classify and reclassify any of our unissued shares of any class or series, including the common shares, from time to time, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption on the shares. The board of trustees may also authorize the issuance of debt instruments, shares and securities convertible into our shares for such consideration as the board of trustees may deem advisable.

Description of Common Shares

      The following description of our common shares sets forth certain general terms and provisions of our common shares to which any prospectus supplement may relate, including a prospectus supplement providing that common shares will be issuable upon conversion of preferred shares or debt securities or upon the exercise of warrants. The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust and bylaws.

      Subject to the provisions of the declaration of trust regarding the restrictions on transfer of shares of beneficial interest, and subject to the preferential rights of any other class or series of beneficial interest, holders of common shares will be entitled to one vote per share on all matters voted on by holders, including elections of trustees. The holders of preferred shares will have no voting rights and no right to receive notice of any meetings, except as required by law or as expressly provided for by the board of trustees, in accordance with law and the rules of any stock exchange on which our shares may be listed or traded, in establishing any series or class thereof. Except as provided with respect to any other class or series of shares, the holders of common shares will possess the exclusive voting power. The declaration of trust will not provide for cumulative voting in the election of trustees, which means the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining common shares will not be able to elect any trustees. The holders of common shares shall be entitled to vote only on (a) subject to any voting rights granted to the holders of preferred shares, election or removal of trustees, (b) amendment of the declaration of trust, with certain exceptions (c) certain of our mergers, (d) any modification to the board of trustees’ obligations to take no action to disqualify us as a REIT or to otherwise revoke our election to be taxed as a REIT, (e) our termination, (f) matters on which a vote of the holders of common shares may be required by law or pursuant to the rules of any stock exchange on which the common shares may be listed, and (g) matters as may be determined by the board of trustees from time to time. Subject to the preferential rights of any other class or series of beneficial interest, and to the provisions of the declaration of trust regarding the restrictions on the transfer of shares of beneficial interest, within 30 days after the end of each fiscal year in each calendar year after the calendar year ending December 31, 1998 and, in the discretion of the board of trustees, more frequently, the board of trustees shall use commercially reasonable efforts to declare and pay to the shareholders such dividends and distributions as may be necessary to continue to qualify us as a REIT as well as such additional dividends and distributions as the trustees in their discretion may declare. After preferential dividends or distributions of any preferred shares have been satisfied, all common shares will participate equally in dividends and distributions payable to holders of common shares when and as declared by the trustees in their discretion. Subject to any preferential rights of any outstanding series of preferred shares, the holders of common shares are entitled, upon liquidation, to receive pro rata all our assets available for distribution to such holders. Common shares will be fully paid and nonassessable upon issuance.

      The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred shares which are outstanding or which we may designate and issue in the future. See “Description of Preferred Shares.”

Description of Preferred Shares

      The board of trustees are empowered by the declaration of trust, without the approval of shareholders, to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time. Prior to the issuance of any such shares, the board of trustees will be required to set, subject to the provisions of the declaration of trust regarding the restriction on transfers of shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for such shares. Our board of trustees is authorized by our declaration of trust to provide for the issuance of preferred shares, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred shares, all without any further vote or action by our shareholders.

      Below is a description of some general terms and provisions of our preferred shares which may be specified in a prospectus supplement. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust (including the applicable form of certificate of determination) and bylaws.

      You should read the prospectus supplement relating to the preferred shares being offered for specific terms, including:

(1) the title and stated value of the preferred shares;

(2) the number of preferred shares being offered, the liquidation preference per share and the offering price of the preferred shares;

(3) the dividend rate, period and payment date or method of calculation applicable to the preferred shares;

(4) the date from which dividends on the preferred shares accumulates, if applicable;

(5) the provision for a sinking fund, if any, for the preferred shares;

(6) the provision for redemption, if applicable, of the preferred shares;

(7) any listing of the preferred shares on any securities exchange;

(8) the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation);

(9) the voting rights, if any, of the preferred shares;

(10) any other specific terms, preferences, rights, limitations or restrictions of the preferred shares;

(11) the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(12) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

      Preferred shares will be fully paid and nonassessable upon issuance. The preferred shares or any series of preferred shares may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred shares represented by the global certificate.

      Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

Description of the Depositary Shares

      We may, at our option, elect to offer depositary shares, each of which will represent a fractional interest in a preferred share of a specified series as described in the applicable prospectus supplement. The preferred shares represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among the depositary, the holders of the depositary receipts and us. Depositary receipts, which are certificates evidencing depositary shares, will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

      The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our declaration of trust and the form of certificate of determination for the applicable series of preferred shares.

Dividends

      The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred shares represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred shares. The depositary, however, will distribute only an amount as can be distributed without attributing to any depositary share a fraction of one cent with any undistributed balance added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, in proportion, as nearly as may be practicable, to the number of depositary shares owned by those holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make the distribution. If this occurs, the depositary may (with our approval) sell the property and distribute the net proceeds from that sale to those holders or adopt another method of distribution as it deems equitable and appropriate.

Liquidation Rights

      If we liquidate, dissolve or wind up our affairs, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation amount accorded each share of the applicable series of preferred shares, as set forth in the prospectus supplement.

Redemption

      If a series of preferred shares represented by that series of depositary shares is redeemable, those depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred shares held by the depositary. Whenever we redeem any preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred shares and the depositary shares to the record holders of the depositary receipts.

Conversion

      If the series of preferred shares represented by the applicable series of depositary shares is convertible into a different class of our securities, the depositary shares will be also be convertible on the terms described in the applicable prospectus supplement.

Voting

      Promptly upon receipt of notice of any meeting at which the holders of the series of preferred shares represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts as of the record date for that meeting. Each record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of preferred shares represented by that record holder’s depositary shares. The depositary will then try, as far as practicable, to vote the preferred shares represented by such depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any of the preferred shares to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Shares

      Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the holder of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole preferred shares and all money and other property, if any, represented by those depositary shares. Partial preferred shares will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred shares will not be entitled to deposit those shares under the deposit agreement or to receive depositary receipts evidencing depositary shares.

Amendment and Termination of Deposit Agreement

      The form of depositary receipt evidencing the depositary shares of any series and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares of any series will not be effective unless that amendment has been approved by the holders of at least a majority of the depositary shares of that series then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing those depositary shares with instructions to the depositary to deliver to the holder the preferred shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by the depositary or us only if:

(1) all outstanding depositary shares have been redeemed or

(2) there has been a final distribution in respect of the preferred shares or in connection with our liquidation, dissolution or winding up and the distribution has been made to all the holders of depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred shares and the initial issuance of the depositary shares, and redemption of the preferred shares and all withdrawals of preferred shares by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and those other charges as are provided in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

Miscellaneous

      The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred shares. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred shares.

      Neither the depositary nor we assume any obligation or liability under the deposit agreement to holders of depositary receipts other than for its or our negligence or willful misconduct. Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of the depositary’s duties under the deposit agreement. Neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give the information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $250,000,000.

Federal Income Tax Considerations

      Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred shares represented by those depositary shares. Accordingly, the owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred shares. In addition:

(1) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares;

(2) the tax basis of each share of preferred shares to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares being exchanged; and

(3) the holding period for preferred shares in the hands of an exchanging owner of depositary shares will include the period during which that person owned those depositary shares.

Description of Debt Securities

      The debt securities will primarily be our unsecured direct obligations. Subject to the terms of our current indebtedness, we may also offer debt securities that will be our secured direct obligations. The secured debt securities, if offered, may be secured with all or a portion of our assets. The debt securities may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indenture and the debt securities to be issued under any indenture are summaries of certain anticipated provisions of the indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures and the debt securities.

General

      We have filed with the registration statement relating to the offered securities a form of indenture relating to our senior securities and a form of indenture relating to our senior subordinated securities and subordinated securities. If we issue subordinated debt securities, they will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other subordinated indebtedness. They may, however, also be subordinated in right of payment to senior subordinated securities. See “— Subordination.” We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our board of trustees or as established in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

      We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities;

•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities, or if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent; different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated and/or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment; and

•	the subordination provisions, if any, relating to the debt securities. We may issue debt securities at less than the principal amount payable upon maturity (we refer to these securities as “original issue discount securities”). If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

      Except as described under “— Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

      Unless otherwise specified in the applicable prospectus supplement, we will pay the interest on and principal of and premium, if any, on any debt securities at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

      If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date to be fixed by the applicable trustee; or

•	in any other lawful manner, all as more completely described in the applicable indenture.

      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

      You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers.

      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

      Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

•	If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities. In addition, we must not already be in default, unless the merger or other transaction would cure the default. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Events of Default and Related Matters

Events of Default

      The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security on its due date.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment on its due date.

•	We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of 25% of the principal amount of debt securities of the affected series may send the notice.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

      Any other event of default described in the applicable prospectus supplement occurs.

Remedies if an Event of Default Occurs

      If an event of default has occurred and has not been cured, the trustee or the holders of a significant portion in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is known as an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

•	However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

      We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

      We will set forth in the applicable prospectus supplement the terms and conditions upon which we can make changes to an indenture or the debt securities. There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval

      First, there are changes we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security, reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security; and

•	impair your right to sue for payment.

Changes Requiring a Majority Vote

      The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes not Requiring Approval

      The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Further Details Concerning Voting

      When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, we will use a special rule for that security described in the applicable prospectus supplement. An example is if the principal amount is based on an index.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

      Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

      We are generally entitled to set any day as a record date for the purpose of determining the holders of outstanding securities entitled to vote or take other action under an indenture. If we set a record date, only persons who are holders of outstanding securities of the applicable series on the record date may vote or take the action. Moreover, the applicable holders must vote or take the action within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

Discharge, Defeasance and Covenant Defeasance

Discharge

      We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance

      We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.

      If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance

      Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

      If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	Any subordination provisions.

•	Certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

      We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

      If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

Description of Warrants

      We have no warrants outstanding (other than options issued under our stock option plan). We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the applicable prospectus supplement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants which may be specified in a prospectus supplement. The statements below describing the warrants are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust and bylaws.

      The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

(1) the title of the warrants;

(2) the aggregate number of the warrants;

(3) the price or prices at which the warrants will be issued;

(4) the designation, number and terms of the common shares or preferred shares purchasable upon exercise of the warrants;

(5) the designation and terms of the other securities, if any, with which those warrants are issued and the number of the warrants issued with each security;

(6) the date, if any, on and after which the warrants and the related common shares or preferred shares if any, will be separately transferable;

(7) the price at which each share of common shares or preferred shares purchasable upon exercise of the warrants may be purchased;

(8) the date on which the right to exercise the warrants will commence and the date on which that right expires;

(9) the minimum or maximum amount of the warrants which may be exercised at any one time; and

(10) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Ownership Limitations

      To qualify as a REIT under the Internal Revenue Code of 1986, as amended, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year, and we must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter year. We must also meet certain requirements regarding the nature of our gross income in order to qualify as a REIT. At least 75% of our gross income for each year must consist of rents from real property and income from certain other real property investments. In order to maintain our qualification as a REIT, our organizational documents restrict the number of shares of capital stock that any shareholder may own.

      Our declaration of trust and bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of (i) the number of shares of any class or series of common shares or (ii) the number of shares of any class or series of preferred shares and that all shares be imprinted with a legend setting forth that restriction. Any transfer of common shares or preferred shares that would (i) result in any person owning, directly or indirectly, common shares or preferred shares in excess of 9.8%, (ii) result in the common shares and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or (iv) cause us to own, directly or constructively, 9.8% or more of the ownership interests in a tenant of our real property or any of our operating partnership’s (or any of their subsidiaries) real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, shall be null and void to the extent that such transfer violates (i), (ii), (iii) or (iv), and the intended transferee will acquire no rights in such common shares or preferred shares.

      Our declaration of trust and bylaws provide that our board of trustees, in its sole and absolute discretion, may grant exceptions to the ownership limits, so long as our board has determined that we would not be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the event in question takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by an excepted person of beneficial ownership of the maximum amount of capital stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other persons of shares (taking into account any other exceptions granted). In any case, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Internal Revenue Code, any shares of any class of capital stock if the ownership or acquisition (1) would cause more than 50% in value of our outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (2) would result in our shares being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (3) would otherwise result in our failing to qualify as a REIT.

      Our declaration of trust and bylaws generally provide that if any holder of capital stock purports to transfer shares to a person or there is a change in our capital structure, and either the transfer or the change in capital structure would result in our failing to qualify as a REIT, or the transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the shares causing the violation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of those shares will have no right to receive dividends or other distributions with respect to them and will have no right to vote the shares. Any dividends or other distributions paid to the purported transferee prior to our discovery that the shares have been transferred to a trust will be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee will designate a transferee of those shares so long as the shares would not violate the restrictions on ownership or transfer in our declaration of trust in the hands of the designated transferee. Upon the sale of the shares, the purported transferee will receive out of any proceeds remaining after payment of expenses of the charitable trust and us the lesser of (A)(1) the price per share the purported transferee paid for the shares in the purported transfer that resulted in the transfer of the shares to the trust, or (2) if the transfer or other event that resulted in the transfer of the shares to the trust was not a transaction in which the purported transferee gave full value for the shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Each purported transferee will be deemed to have waived any claims the purported transferee may have against the trustee and us arising from the disposition of the shares, except for claims arising from the trustee’s or our gross negligence, willful misconduct, or failure to make payments when required by our declaration of trust.

      In addition, our bylaws provide our board of trustees with the power to prevent the transfer of shares of capital stock or to redeem shares of capital stock if the board of trustees determines in good faith that the action is necessary to preserve our status as a REIT.

FEDERAL INCOME TAX CONSEQUENCES

      The following discussion describes the material federal income tax consequences relating to the taxation of Correctional Properties as a REIT and the acquisition, ownership and disposition of our common shares. If we offer securities other than common shares, information about any additional income tax consequences to holders of those securities will be included in the documents pursuant to which those securities are offered.

      Because this summary only addresses the federal income tax consequences that generally apply to all holders that acquire, own or dispose of our common shares, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

1) The tax consequences to you may vary depending on your particular tax situation;

2) Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

3) This summary does not address state, local or foreign tax considerations;

4) This summary deals only with Correctional Properties common shareholders that hold common shares as “capital assets,” within the meaning of Section 1221 of the Internal Revenue Code; and

5) This discussion is not intended to be, and should not be construed as, tax advice.

      You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of acquiring, owning and disposing of Correctional Properties common shares in your individual tax situation, including any state, local or foreign tax consequences.

      The information in this section is based on the current Internal Revenue Code, current, temporary and proposed treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as reflected in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Correctional Properties has not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of Correctional Properties as a REIT

General

      We elected to be taxed as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 1998. A REIT generally is not subject to federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification.

      We believe that we have been organized and operated, and we intend to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that we will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

      So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal corporate income tax as follows:

1) We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

2) Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference;

3) If we have net income from the sale or other disposition of “foreclosure property” (generally, property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property) that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, this income will be subject to tax at the highest corporate rate;

4) Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business;

5) If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but still maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

6) We will be subject to a 4% excise tax if we fail to distribute during each calendar year at least the sum of:

(a) 85% of our REIT ordinary income for the year;

(b) 95% of our REIT capital gain net income for the year; and

(c) any undistributed taxable income from prior taxable years.

The tax applies to the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid.

7) We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Correctional Properties, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

8) We will be liable for specified tax liabilities inherited from a taxable “C” corporation, if we acquire assets from such a corporation in a carryover basis transaction. When assets are acquired from a “C” corporation in a carryover basis transaction, the “C” corporation is generally required to recognize gain with respect to the assets’ “built-in gain.” Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted basis. As the successor to these acquired entities, we would be liable for any tax owed by them as a result of the recognition of built-in gain. Applicable treasury regulations, however, allow an acquiring REIT, such as Correctional Properties to make an election to avoid the recognition of gain and the imposition of corporate level tax on a built-in gain asset acquired in a carryover basis transaction from a “C” corporation unless and until the acquiring REIT disposes of that built-in gain asset during the 10-year period following the asset’s acquisition, at which time the acquiring REIT would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain.

Requirements for Qualification as a REIT

      The Internal Revenue Code defines a REIT as a corporation, trust or association:

1) that is managed by one or more trustees or directors;

2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

5) the beneficial ownership of which is held by 100 or more persons;

6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations; and

9) that meets other applicable tests, described below, regarding the nature of income and assets and the amount of distributions.

      Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months.

      We believe that we have issued sufficient shares with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our organizational documents contain restrictions regarding the transfer of our capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our declaration of trust and bylaws generally prohibit the actual or constructive ownership of more than 2% of the outstanding common shares or more than 9.9% of the outstanding shares of each class or series of preferred shares, unless an exception is established by the board of trustees. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding shares otherwise would be considered owned by five or fewer individuals, then a number of shares necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary. See “Description of Common Shares — Ownership Limitations.”

      To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then we will be treated as having met condition (6) above.

Qualified REIT Subsidiaries

      If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself.

Taxable REIT Subsidiaries

      A “taxable REIT subsidiary” of Correctional Properties is a corporation in which we directly or indirectly own shares and that elects, together with Correctional Properties, to be treated as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary of Correctional Properties owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Correctional Properties. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

      Generally, a taxable REIT subsidiary can perform some impermissible tenant services (as described under “— Income Tests Applicable to REITs”) without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to Correctional Properties. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT

      A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below.

      We believe that CPT Operating Partnership,, L.P., Correctional Properties North Carolina Prison Finance LLC and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “— Taxation of Correctional Properties as a REIT — Income Tests Applicable to REITs” and “— Taxation of Correctional Properties as a REIT — Asset Tests Applicable to REITs” below.

Income Tests Applicable to REITS

      To qualify as a REIT, Correctional Properties must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stocks or securities.

      Rents that we receive will qualify as rents from real property in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

      Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we are only allowed directly to provide services that are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through a taxable REIT subsidiary, or through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue) without giving rise to “impermissible tenant service income,” which is nonqualifying income for purposes of the income tests. For this purpose, the amount that we would be deemed to have received for performing any “impermissible services” will be the greater of the actual amount so received or 150% of the direct cost to us of providing those services. If impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, they will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

      In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

1) charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as permitted and described above);

2) rent any property to a related party tenant, including a taxable REIT subsidiary;

3) derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

4) directly perform services considered to be noncustomary or rendered to the occupant of the property.

Asset Tests Applicable to REITS

      At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Our real estate assets include, for this purpose, real estate assets held by our qualified REIT subsidiaries and our allocable share of real estate assets held by partnerships in which we have invested, as well as shares or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of Correctional Properties;

2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

3) except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1):

a) the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets;

b) we may not own more than 10% of any one issuer’s outstanding securities, determined by voting power or by value; and

4) not more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

      Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” under Section 856(c)(7) of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

      With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to maintain compliance with the asset tests and would attempt to take any available actions within 30 days after the close of any quarter in an effort to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation of which we become aware within that period. If we failed to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

Annual Distribution Requirements Applicable to REITS

      To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we are required under the treasury regulations to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “— Taxation of Correctional Properties as a REIT — General” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

      We intend to make timely distributions sufficient to satisfy our annual distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of Correctional Properties shares.

      Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the government based upon the amount of any deduction taken for deficiency dividends.

      To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these amounts at regular corporate tax rates.

      A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described below, any retained amounts would be treated as having been distributed.

      As mentioned above, we would be subject to a 4% excise tax if we fail to distribute during each calendar year at least the sum of:

1) 85% of our REIT ordinary income for the year;

2) 95% of our REIT capital gain net income for the year; and

3) any undistributed taxable income from prior taxable years.

      This 4% excise tax applies to the excess of such required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid.

Record-Keeping Requirements

      We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Correctional Properties to Qualify as a REIT

      If we fail to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. If we fail to qualify as a REIT, we will not be required to make any distributions to shareholders and any distributions that are made to shareholders will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distributions by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of Correctional Properties, and corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that we would be entitled to any statutory relief.

Taxation of U.S. Shareholders

      As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of a Correctional Properties common share that is, for United States federal income tax purposes:

1) a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

2) a corporation or other entity treated as a corporation for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

3) an estate the income of which is subject to federal income taxation regardless of its source; or

4) a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

      Generally, in the case of a partnership that holds Correctional Properties common shares, any partner that would be a U.S. shareholder if it held the Correctional Properties common shares directly is also a U.S. shareholder. A “non-U.S. shareholder” is a holder, including any partner in a partnership that holds Correctional Properties common shares, that is not a U.S. shareholder.

Distributions by Correctional Properties

      So long as we qualify as a REIT, distributions to U.S. shareholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, the distributions will reduce the adjusted tax basis of the shares. Distributions that exceed the U.S. shareholder’s adjusted basis in our shares will be taxable as capital gains. If we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

      We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held our shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

      Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder:

1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

2) will be deemed to have paid its proportionate share of the tax paid by Correctional Properties on such undistributed capital gains and receive a credit or refund to the extent that the tax we paid exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

      A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

      We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

      We must determine the maximum amounts that we may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if we were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

      Distributions that we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Correctional Properties generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sales of Shares

      Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

2) the holder’s adjusted tax basis in the shares for tax purposes.

      This gain or loss will be a capital gain or loss. The applicable tax rate will depend on the shareholder’s holding period for the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. Corporate U.S. shareholders are subject to tax on capital gains at the same rates that otherwise apply to their taxable income. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

      Provided that a tax-exempt shareholder has not held its common shares as “debt financed property” within the meaning of the Internal Revenue Code, distributions from Correctional Properties will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

      However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Correctional Properties will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

      A REIT is a pension held REIT if it meets the following two tests:

1) it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that shares owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust in proportion to their interests in the trust rather than by the trust itself; and

2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s shares, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

      The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception for pension trusts. Based on both our current share ownership and the limitations on transfer and ownership of shares contained in our organizational documents, we do not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Shareholders

Distributions by Correctional Properties

      Our distributions to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any effectively connected dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

      Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder’s basis in our Correctional Properties common shares will be taxable to a non-U.S. shareholder as gain from the sale of common shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of Correctional Properties that do not exceed the adjusted basis of the non-U.S. shareholder in our common shares will reduce the non-U.S. shareholder’s adjusted basis in our common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

      We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

1) a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with Correctional Properties; or

2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

      We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

      Distributions to a non-U.S. shareholder that we designate at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

1) the investment in the common shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders on any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

2) the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

      Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Correctional Properties of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

      We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder’s United States federal income tax liability.

      Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated for non-U.S. shareholders in the same manner as actual distributions by Correctional Properties of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting from reporting the capital gain their proportionate share of the tax paid by Correctional Properties on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Correctional Properties were to exceed their actual United States federal income tax liability.

Sale of Common Shares

      Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to United States taxation unless:

1) the investment in the Correctional Properties common shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders as to any gain;

2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

3) the Correctional Properties common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

      The Correctional Properties common shares will not constitute a U.S. real property interest if we are a domestically controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our shares are held directly or indirectly by non-U.S. shareholders. We believe that we currently are a domestically controlled REIT and, therefore, that the sale of our common shares would not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

1) the class or series of shares sold is considered regularly traded under applicable treasury regulations on an established securities market, such as the NYSE; and

2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

      If gain on the sale or exchange of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax as to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders

      In general, information reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 30% (the rate is subject to reduction through 2006) if:

1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

3) there has been a notified payee under-reporting of interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

      Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Shareholders

      Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding at a rate of 30% (the rate is subject to reduction through 2006) may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

      The payment of the proceeds from the disposition of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

      Applicable treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these treasury regulations, some shareholders are required to have provided new certifications as to payments made after December 31, 2000. Because the application of the these treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences for Correctional Properties and Our Shareholders

      Correctional Properties and our shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Correctional Properties and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Correctional Properties should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

      A portion of the cash to be used by Correctional Properties to fund distributions may come from dividends paid by our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary may be limited in its ability to deduct interest payments made to Correctional Properties. To the extent that we and our taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

PLAN OF DISTRIBUTION

      We may offer and sell the securities:

1) through underwriters or dealers;

2) through agents;

3) directly to purchasers; or

4) through a combination of any of these methods of sale.

      Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

1) whether common shares, preferred shares or debt securities or warrants for those securities will be offered under the shareholder purchase rights;

2) the number of those securities or warrants that will be offered under the shareholder purchase rights;

3) the period during which and the price at which the shareholder purchase rights will be exercisable;

4) the number of shareholder purchase rights then outstanding;

5) any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights, and

6) any other material terms of the shareholder purchase rights.

      Underwriters may offer and sell the securities at:

1) fixed prices, which may be changed;

2) prices related to the prevailing market prices at the time of sale; or

3) negotiated prices.

      We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.

      The applicable prospectus supplement will disclose (1) any underwriting compensation we pay to underwriters or agents in connection with the offering of securities and (2) any discounts, concessions or commissions allowed by underwriters to participating dealers. Under the Securities Act, (1) underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and (2) any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities.

      If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

      If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (1) the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and (2) if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

      If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

      Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the common shares, which are listed on the New York Stock Exchange, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.

      Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

      Akerman, Senterfitt & Eidson, P.A., Fort Lauderdale, Florida, will deliver an opinion as to federal income tax considerations. See “Federal Income Tax Consequences.” Certain other legal matters relating to the offering will be passed upon for us by other counsel to us. Certain attorneys of Akerman, Senterfitt & Eidson, P.A. own common shares of Correctional Properties Trust.

EXPERTS

      The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

3,250,000 Shares

Correctional Properties Trust

Common Shares of Beneficial Interest

PROSPECTUS SUPPLEMENT

July 17, 2003

Citigroup

Banc of America Securities LLC